UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Louisiana-Pacific Corporation

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LOUISIANA-PACIFIC CORPORATION	Proxy Statement and
414 Union Street, Suite 2000	Notice to Stockholders of
Nashville, Tennessee 37219	Annual Meeting
(615) 986-5600	May 4, 2018

March 23, 2018

Dear Stockholder:

On behalf of LP’s Board of Directors, thank you for your investment and continued confidence in LP. I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Friday, May 4, 2018, at 7:30 a.m., local time, at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee.

At this year’s meeting, you will be asked to vote on (1) the election of two directors, (2) the ratification of the selection of LP’s independent auditor for 2018, and (3) an advisory vote to approve named executive officer compensation. Your Board of Directors unanimously recommends a vote for each of the directors and for Items 2 and 3. Action may also be taken on any other matters that are properly presented at the meeting.

We closed the books in 2017 with LP recording its strongest year since 2005, and did so with half the housing starts recorded at that time. Our performance for the year was broad based, and showed double-digit growth across all of our business segments. Our consistent performance enables investment in growth initiatives, including $150 million into our existing plants and new capacity, as well as the reinstatement of our dividend in early 2018.

We enter 2018 with strong momentum and stand well positioned to drive shareholder value. With the support of a strong and diverse Board of Directors, we are committed to building best in class operations to achieve the full potential of LP’s corporate portfolio, focusing our capital and talent on our specialty products, being innovative in the ways we create value products and solutions for our customers, and actively managing our corporate portfolio.

Regardless of the number of shares you own, your vote is important. Whether or not you expect to attend the meeting, we urge you to vote promptly according to the instructions in the notice you received by mail or in the proxy statement

On behalf of our Board of Directors, I thank you for your continued confidence and support of the work we do every day.

Sincerely,

W. Bradley Southern

Director & Chief Executive Officer

LP is a trademark of Louisiana-Pacific Corporation.

LOUISIANA-PACIFIC CORPORATION

414 Union Street, Suite 2000

Nashville, Tennessee 37219

(615) 986-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2018

The 2018 Annual Meeting of Stockholders of Louisiana-Pacific Corporation (“LP”) will be held at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee, on Friday, May 4, 2018, at 7:30 a.m. local time, to consider and vote upon the following matters:

1	Election of two Class III directors.

2	Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2018.

3	Advisory vote to approve named executive officer compensation.

Only stockholders of record at the close of business on March 8, 2018, are entitled to notice of and to vote at the meeting.

In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of LP’s Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours, at LP’s headquarters located at 414 Union Street, Suite 2000, Nashville, Tennessee 37219, for the ten days preceding the meeting, by any LP stockholder for any purpose related to the meeting.

Admission to the meeting will be by ticket. The notice you received in the mail regarding the meeting will serve as your admission ticket. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you wish to attend the meeting, you may also obtain an admission ticket by presenting proof of share ownership, such as a bank or brokerage account statement, at the meeting entrance.

Timothy Mann, Jr.
EVP, General Counsel & Secretary

Nashville, Tennessee

March 23, 2018

Whether or not you expect to attend the meeting, please vote as soon as possible according to the instructions in the notice you received by mail or, if you requested a paper copy of the proxy statement, on your enclosed proxy card. If you attend the meeting, you may withdraw your proxy and vote in person.

On written request, LP will provide, without charge, a copy of its Annual Report on Form 10-K for 2017 filed with the Securities and Exchange Commission (including the financial statements and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of LP’s Common Stock on March 8, 2018, the record date for the 2018 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The report will be available for mailing in late March 2018. Requests should be mailed via first class U.S. postage to: Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219.

PROXY STATEMENT

Louisiana-Pacific Corporation, a Delaware corporation (“LP”), is soliciting proxies on behalf of its Board of Directors to be voted at the 2018 Annual Meeting of Stockholders (including any postponement or adjournment of the meeting). This proxy statement and the accompanying proxy card are first being distributed to stockholders beginning on March 23, 2018.

PROXY EXECUTIVE SUMMARY

The 2018 Annual Meeting of Stockholders of LP will be held at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee, on Friday, May 4, 2018, at 7:30 a.m. local time. At the time this proxy statement was printed, management knew of only the following three items of business to be presented at the annual meeting, as listed in the Notice of Annual Meeting of Stockholders.

Item 1—Election of Directors Southern and Horton

The LP Board recommends a vote “FOR” the election of each of the two nominees, Mr. Southern and Mr. Horton, both of whom are current members of the Board. Mr. Southern is the Company’s Chief Executive Officer and a member of the Executive Committee and the Environmental Quality and Compliance Committee. Mr. Horton is an independent director and serves as a member of the Finance and Audit Committee and Nominating and Corporate Governance Committee.

Item 2—Ratification of the selection of Independent Auditor Deloitte & Touche LLP for 2018

The LP Board recommends a vote “FOR” the selection of Deloitte & Touche LLP as LP’s outside independent auditor to audit its consolidated financial statements for 2018. The Board has determined it to be sound corporate governance practice to submit the appointment for ratification by LP’s stockholders even though it is not required.

Item 3—Advisory vote to approve named executive officer compensation

The LP Board recommends a vote “FOR” the approval of 2017 named executive officer compensation. We provide our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, although that vote is non-binding. We believe that our executive compensation programs must attract, retain and motivate our management team to lead our company to sustainable financial performance that furthers the long-term interests of LP and its stockholders. Stockholders approved the 2016 named executive officer compensation at the 2017 Annual Stockholders meeting by a favorable vote of 97 percent of the votes cast.

VOTING PROCEDURE

As allowed by rules and regulations of the Securities and Exchange Commission (the “SEC”), we are providing access to this proxy statement by Internet. You will not receive a paper copy of this proxy statement by mail unless you request it. Instead, you were sent a notice (the “Notice”) providing instructions on how to view this proxy statement and vote your proxy by Internet.

If you requested a paper copy of this proxy statement, a proxy card is enclosed for your use. To vote by mail, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States. You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors for the directors nominated in Item 1 and for Item 2 and Item 3 listed in the Notice of Annual Meeting of Stockholders.

If you vote your proxy prior to the meeting, you may revoke it (1) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of LP at any time before the meeting, (2) by voting in person at the annual meeting, or (3) by following the instructions in the Notice.

If shares are held for your account in the Automatic Dividend Reinvestment Plan administered by Computershare Trust Company, N.A., all your shares held in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account in the plan will not be voted.

Only stockholders of record at the close of business on March 8, 2018, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 145,035,558 shares of common stock, $1 par value (“Common Stock”), outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading “Holders of Common Stock” below.

The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to LP except (a) in the case of communications intended for management, (b) in the event of certain contested matters, or (c) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

Banks and brokers acting as nominees for beneficial owners are not permitted to vote proxies with regard to Items 1 and 3 on behalf of beneficial owners who have not provided voting instructions to the nominee (a “broker non-vote”), making it especially important that, if you hold your shares in “street name,” you send your broker your voting instructions.

ITEM 1—ELECTION OF DIRECTORS

Nominees

There are two nominees listed below for the Class III director positions to be voted on at the annual meeting. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2021.

The Board of Directors has determined that Mr. Horton has no material relationships with LP (either directly or as a partner, stockholder, officer or director of an organization that has a relationship with LP) other than his service as a director of LP, and is independent under the listing standards adopted by the New York Stock Exchange (the “NYSE”) and under the company’s Bylaws. Mr. Southern is the company’s Chief Executive Officer. The continuing members of the Board of Directors unanimously recommend a vote for each nominee.

Ozey K. Horton, Jr.	Nominee for Term Expiring 2021

Ozey K. Horton, age 67, became a director of LP in September 2016. Mr. Horton has been a Director Emeritus of McKinsey & Co., a business consulting organization, since 2011 when he retired after nearly 30 years with the firm. At McKinsey, Mr. Horton had worked in various practice areas around the globe, including Pulp, Paper and Packaging, Industrial, Change Management, Global Operations in Energy and Materials, and Basic Materials. Mr. Horton is a faculty member for McKinsey’s leadership development program and also serves as an independent business advisor. Mr. Horton also serves as a director of Worthington Industries and Metso Corporation. The Board selected Mr. Horton to serve as a director because of his extensive experience in global operations, strategic planning, merger and acquisition integration and change management. The Board believes that Mr. Horton’s broad understanding of the operational and strategic issues facing large global companies, his experience in change management and merger and acquisition integration make him particularly well-suited to serve as a director of LP. Mr. Horton serves as a member of the Nominating and Corporate Governance Committee and the Finance and Audit Committee.

W. Bradley Southern	Nominee for Term Expiring 2021

W. Bradley Southern, age 58, became a director of LP in 2017. Mr. Southern has been Chief Executive Officer of LP since July 1, 2017. Mr. Southern served as Executive Vice President and Chief Operating Officer from November 1, 2016 to June 30, 2017. Prior to that, Mr. Southern served as Executive Vice President and General Manager of OSB in 2015 and Senior Vice President of Siding in 2012. Mr. Southern started with LP in 1999 and held multiple positions with increasing responsibilities before being named Vice President of Specialty Operations in 2004. Mr. Southern has a B.S. and a master’s degree in Forest Resources, both from the University of Georgia. The Board of Directors selected Mr. Southern as a director based upon a number of considerations, including his appointment as CEO of LP, his performance as an executive at LP and his long history and deep familiarity with LP’s operational matters. The Board of Directors also considered Mr. Southern’s expansive knowledge of the Forest Products industry in North and South America, together with his knowledge and experience in strategic planning, finance, accounting, specialty products and plant management. The Board also believes Mr. Southern is an effective liaison between the Board and management. Mr. Southern serves on the Executive Committee and the Environmental, Quality and Compliance Committee.

Your shares represented by a properly completed and returned proxy card will be voted FOR the election of the two nominees named above unless you specify otherwise (Item 1 on the proxy card). If any nominee becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors. Each nominee who receives the affirmative vote of a majority of the total votes cast on his or her election will be elected meaning that the number of shares voted for a director’s election exceeds the number of votes cast against that director’s election. Shares not voted on the election of a nominee, whether because authority to vote is withheld, the record holder fails to return a proxy, or a broker non-vote occurs, will not count in determining the total number of votes cast on his or her election.

Continuing Directors

The current members of the Board of Directors whose terms of office will continue beyond the 2018 annual meeting are listed below. The Board of Directors has determined that each continuing director named below has no material relationship with LP, either directly, or as a partner, stockholder, officer or director of an organization that has a relationship with LP, and is not disqualified from being independent under the NYSE’s listing standards and LP’s Bylaws.

Tracy A. Embree	Current Term Expiring 2019

Tracy A. Embree, age 44, became a director of LP in 2016. Ms. Embree has worked at Cummins, Inc., a leader in the design, manufacture, distribution and service of diesel and alternative fuel engines and related technologies, since 2000 and is currently President of Cummins Components Group. Prior to her current role, Ms. Embree was President of Cummins Turbo Technologies. Since she joined Cummins she has served in a variety of roles with increasing responsibility, including marketing and sales, manufacturing, and leadership, and she has been a corporate Vice President of Cummins since 2011. Ms. Embree graduated from Massachusetts Institute of Technology with a Bachelor of Science in Chemical Engineering and holds an MBA from Harvard Business School. She is a board member of the Cummins Foundation. The Board selected Ms. Embree to serve as a director based upon a number of considerations, including her experience in formulating corporate strategy, implementing new market strategies, sales, and operations for a global business. The Board believes that her leadership experience in these areas make her particularly well-suited to serve as a director of LP. Ms. Embree serves on the Finance and Audit Committee and the Environmental, Quality and Compliance Committee.

Lizanne C. Gottung	Current Term Expiring 2019

Lizanne C. Gottung, age 61, became a director of LP in 2006. Ms. Gottung retired from Kimberly-Clark in 2017 as EVP-Senior Adviser to the CEO/Chairman of Kimberly-Clark Corporation. Prior to that appointment, Ms. Gottung served as Senior Vice President and Chief Human Resources Officer of Kimberly-Clark Corporation from 2002. She has held a variety of human resources, manufacturing and operational roles of increasing responsibility with Kimberly-Clark Corporation over the past 25 years. The Board selected Ms. Gottung to serve as a director based upon a number of considerations, including her experience in labor relations and human resources in a large publicly held corporation. The Board believes that her extensive experience in leading, designing and implementing human capital strategies including compensation and benefits, both domestically and globally, talent management, diversity and inclusion, organizational effectiveness and corporate health services make her particularly well-suited to serve as a director of LP. Ms. Gottung serves as Chair of the Environmental, Quality and Compliance Committee and as a member on the Compensation Committee.

Dustan E. McCoy	Current Term Expiring 2019

Dustan E. McCoy, age 68, became a director of LP in 2002. Mr. McCoy was Chairman and Chief Executive Officer and director of Brunswick Corporation, a market leader in the marine, fitness and billiards industries, until his retirement on February 29, 2016. He held those positions since December 2005. He joined Brunswick Corporation in September 1999 and has also served as Vice President, General Counsel and Corporate Secretary until October 2000, and served as President of the Brunswick Boat Group from October 2000 to December 2005. In 1999, he was Executive Vice President of Witco Corporation, and prior to that served as Witco’s Senior Vice President, General Counsel and Corporate Secretary. Mr. McCoy is also a director of Freeport-McMoran Copper & Gold Inc. The Board selected Mr. McCoy to serve as a director because of his extensive experience in legal and compliance matters, and specifically his experience in corporate governance and disclosure matters for publicly traded companies. The Board believes that Mr. McCoy’s broad understanding of the operational, financial and strategic issues facing large global companies, his leadership and oversight in LP’s compliance matters, his leadership roles for companies producing both commodity and specialty products, and his valuable strategic advice to the Board and management in advancing LP’s interests make him particularly well-suited to serve as a director of LP. Mr. McCoy serves as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee.

Kurt M. Landgraf	Current Term Expiring 2020

Kurt M. Landgraf, age 71, became a director of LP in 2005. Mr. Landgraf is President of Washington College a private, independent liberal arts college located in Chestertown, Maryland. Previously he was President and Chief Executive Officer of Educational Testing Service, a non-profit organization that provides testing for education institutions, businesses and governments, from August 2000 until his retirement on December 31, 2013. Prior to that, he was Executive Vice President and Chief Operating Officer of E.I. DuPont de Nemours and Company, where he had previously held a number of senior leadership positions, including Chief Financial Officer. Mr. Landgraf is also a director of Corning, Inc. Mr. Landgraf was previously a director of IKON Office Solutions, Inc. until it merged with Ricoh Company Ltd. on October 31, 2008. He has chaired the National Pharmaceutical Council, United Way of Delaware, the Delaware Association for Rights of Citizens with Mental Retardation and the Delaware CarePlan. He recently completed a term as President of the National Consortium for Graduate Degrees for Minorities in Engineering and Sciences, Inc. Mr. Landgraf was selected to serve as a director because he possesses valuable financial expertise and operations skills and experience, represented by his positions as the Chief Financial Officer and Chief Operating Officer of DuPont. His knowledge and skills also provide the Company significant experience with capital markets transactions and investment in both public and private companies. The Board also considered his prior experience with global industrial and technology-dependent businesses, which provides the Company with informed judgment and a unique history for risk assessment that makes him particularly well-suited to serve as a director of LP. Mr. Landgraf serves as the Chair of the Finance and Audit Committee and as a member of the Executive Committee and Compensation Committee.

E. Gary Cook	Current Term Expiring 2020

E. Gary Cook, age 73, became a director of LP in 2000 and was appointed Chairman of the Board of Directors on November 1, 2004. Mr. Cook was Chairman, President and Chief Executive Officer of Witco Corporation from 1996 until his retirement in 1999. Until 1996, he was President, Chief Operating Officer, and a director of Albemarle Corporation. Prior to the spin-off of Albemarle from Ethyl Corporation, he served as President of the Chemicals Group, Senior Vice President and director of Ethyl. Mr. Cook was a long-time employee and officer of the DuPont Company. Mr. Cook was selected to serve as a director because of his leadership abilities and broad experience in specialty and commodity products. The Board also believes that Mr. Cook’s significant expertise in finance, capital markets and mergers and acquisitions, as well as his significant leadership capabilities in developing and maintaining a strong, diverse and independent Board with committees that work effectively to protect the integrity of the corporation as well as stockholder interests, make him particularly well-suited to serve as a director of LP. Mr. Cook serves as the non-Executive Chairman, the Chair of the Executive Committee and Nominating and Corporate Governance Committee, and as a member of the Compensation Committee.

CORPORATE GOVERNANCE

Principles of Corporate Governance

Strong corporate leadership of the highest ethics and integrity has long been a major focus of LP’s Board of Directors and management. The key tenets of LP’s corporate governance principles include the following:

•

An independent director serves as Chairman of the Board. The Chairman of the Board has been designated to preside at Board meetings and executive sessions so long as he or she is an independent director. In the Chairman’s absence, the Board would designate another independent director to preside at these meetings.

•

A majority of the directors and all members of the Finance and Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. To be considered independent under LP’s corporate governance principles, a director must meet applicable standards imposed by the SEC and the

NYSE, as well as additional requirements. The additional requirements are that the director: (1) is free of any relationship that may interfere with the exercise of his or her independent judgment as a director and (2) has not been an officer or employee of LP (including its subsidiaries or affiliates) at any time in the past five years. The Board has determined that each current director other than Mr. Southern is independent under these standards. LP’s independence standards are available on its website together with the rest of the corporate governance standards, as summarized below.

•	The independent directors meet in executive session without management present in connection with each quarterly Board meeting.

•	Following any material change in employment or business association, a director must tender his or her resignation for consideration by the Board, which may choose not to accept it.

•	Directors must retire as of the date of the next annual meeting of stockholders after attaining age 75.

•	Directors are provided with orientation and continuing education opportunities relating to performance of their duties as directors.

•

The composition, structure, purpose, responsibilities and duties of each of the standing Board committees other than the Executive Committee are set forth in written charters approved from time to time by the Board.

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The Board and each of the Board committees have authority to engage outside advisers, including an independent compensation consultant and outside legal counsel, who are independent of management to provide expert or legal advice to the directors.

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The Nominating and Corporate Governance Committee oversees annual evaluations of the operations and effectiveness of the Board and its committees, and communicates the results of these evaluations to the full Board.

•	Each director must receive a majority of the stockholder votes cast in uncontested elections of directors.

•

LP has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees and a separate Code of Ethics for Senior Financial Officers, including the CEO, which relates to conflicts of interest and full, fair and accurate financial reporting. The Code of Business Conduct and Ethics addresses, among other matters, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, legal and regulatory compliance, and reporting of illegal or unethical behavior. Waivers of either code with respect to directors and executive officers may be made only by the Board or a Board committee to which this responsibility is delegated, and will be promptly disclosed to LP’s stockholders by posting on LP’s website at www.lpcorp.com. In 2017, there were no waiver requests.

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LP’s CEO is responsible for maintaining a succession-planning process with respect to top management positions and to report to the Board at least annually regarding specific assessments and recommendations.

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The Board has adopted stock ownership guidelines for both directors and executive officers. The guidelines specify target amounts of share ownership. Each outside director is expected to acquire and hold a number of shares equal in value to five times the regular annual cash retainer for directors within five years of joining the Board. For 2017, all of the directors meet the guidelines with the exception of Ms. Embree and Mr. Horton. The guidelines for executive officers are discussed under the heading “Additional Policies and Guidelines Affecting Executive Compensation.”

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LP’s Insider Trading Policy prohibits LP’s directors, executive officers, senior management and certain other key managers from engaging in hedging or speculative transactions involving LP Common Stock, including buying or selling put or call options or entering into forward sale contracts.

Current copies of LP’s Corporate Governance Principles, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are available on LP’s website at www.lpcorp.com by clicking on “About

Us,” then “Investor Relations,” then “Corporate Governance.” Any amendments to either code will also be posted at www.lpcorp.com. Copies of any of these documents may also be obtained free of charge by writing to Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219.

Leadership Structure and Oversight of Risk

Board Leadership Structure

The members of the Board have a diverse set of skills and experiences and all of the members, except our CEO, are independent. The Board maintains a separate Chairman position to enhance the Board’s independence and effectiveness. The Board has full access to the experience and insight of the CEO, as he is a member of the Board.

The Chairman’s duties include: preparing agendas for Board meetings in consultation with other directors and management; chairing meetings of the Board and executive sessions of the independent directors; chairing meetings of the Executive Committee; leading the independent directors in periodic reviews of the performance of the CEO; keeping directors informed by timely distribution of information; serving as liaison between independent directors and the CEO; and recommending independent outside advisers who report directly to the Board on material issues.

Oversight of Risk

The directors are elected representatives of the stockholders and act as fiduciaries on their behalf. In performing its general oversight function, the Board reviews and assesses LP’s strategic and business planning as well as management’s approach to addressing significant risks. All committees report directly to the Board regularly, and all committee minutes are distributed for review by the entire Board. Additionally, the Board and committees are authorized to retain independent advisers, including attorneys or other consultants, to assist in their oversight activities.

As set out in LP’s Corporate Governance Principles, it is the responsibility of the CEO, and of executive management under the CEO’s direction, to operate the business of LP on a day-to-day basis in a competent and ethical manner to produce value for the stockholders, and to regularly inform the Board of the status of LP’s business operations. Management’s responsibilities include strategic planning, preparation of annual operating plans and budgets, risk management and financial reporting. The Board fulfills its oversight responsibilities as set out in the Corporate Governance Principles on behalf of the stockholders and in furtherance of LP’s long-term health. The Board’s role does not involve managing the daily complexities of business transactions. The current leadership structure provides directors with significant information related to risks faced by LP, as well as an opportunity to synthesize, discuss and consider these risks independent of management and to provide guidance to management.

As part of its oversight responsibilities, the Board and its committees are involved in the oversight of risk management of LP. It does so in part through its review of findings and recommendations by LP’s Risk Management Council, the participants of which are executives and/or functional department leaders in the areas of Risk Management, Finance, Internal Audit, Legal and Compliance, Information Technology (including cyber-security), Environmental, and Product Quality, all of whom supervise day-to-day risk management throughout LP. The purpose of the Risk Management Council is to help the CEO assess the effectiveness of LP’s identification and handling of risks. The Board or its committees have direct access to financial and compliance leaders on a quarterly basis or more frequently if requested. Further, the Board is provided a comprehensive report as to the Council’s risk mapping efforts, as well as management’s efforts to mitigate and transfer risk.

The Board committees consider the risks within their areas of responsibilities under each of their charters. The Finance and Audit Committee considers operational risks, cyber-security risks, and financial risk on a quarterly basis and reviews various guidelines for cash, credit and liquidity measures. It also reviews risks related to financial disclosures and reporting and reviews the audit risk assessment identifying internal controls and risks that affect the audit plan for the coming year. The Nominating and Corporate Governance Committee reviews the various regulatory changes and trends related to corporate governance, including Board member selection and maintaining appropriate corporate governance principles and guidelines, as well as overseeing annual evaluations to assess Board and committee effectiveness. The Environmental Quality and Compliance Committee reviews quarterly compliance reports from Quality, Internal Audit, Legal Compliance and Environmental, and considers the various allegations made through the anonymous hotline, reviews training statistics, and annually reviews the entire ethics program and any waivers of the program. The Compensation Committee reviews LP’s overall compensation programs and their effectiveness at linking executive pay to long-term performance, as well as aligning the interests of management with stockholders. Each director is informed of the oversight activities of each committee through regular reports by the Committee Chairs to the entire Board as well as reviewing the minutes of each committee meeting.

Board and Committee Meetings

During 2017, each director attended at least 75% of the total number of meetings of the Board and meetings held by all committees of the Board on which he or she served during his or her tenure on the Board or such committees. The Board of Directors held five meetings in 2017. While LP does not have a policy regarding attendance by directors at the annual meeting of stockholders, in 2017, all directors attended the annual meeting of stockholders.

The Board’s committees and membership on each committee as of March 8, 2018 are set forth in the table below. Each committee shown below other than the Executive Committee has a written charter delineating its membership, duties and functions. Copies of the charters are available on LP’s website as described above under “Principles of Corporate Governance” and may also be obtained by writing to the address listed above.

Name of Director	Finance and Audit	Compensation	Nominating and Corporate Governance	Environmental, Quality and Compliance	Executive
E. Gary Cook		X	X*		X*
Tracy A. Embree	X			X
Lizanne C. Gottung		X		X*
Ozey K. Horton, Jr.	X		X
Kurt M. Landgraf	X*	X			X
Dustan E. McCoy		X*	X
William B. Southern				X	X
2017 Meetings	6**	4	3	4	3

X = Committee member; * = Chairman

**	Includes two education and training sessions on risk assessment, effective disclosures, and financial issues currently applicable to LP.

Finance and Audit Committee

The Finance and Audit Committee is responsible for assisting the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory reporting requirements, and such other duties as directed by the Board of Directors. The committee has sole authority for the appointment, compensation and oversight of the Company’s independent auditors, including the approval of any significant non-audit relationship.

The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange. The Board of Directors has determined that Mr. Landgraf is an audit committee financial expert (as such term is defined under applicable rules of the Security Exchange Commission).

The Finance and Audit Committee is responsible for oversight of Company risks related to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s Chief Financial Officer, Director of Internal Audit, Deloitte &Touche LLP and other members of management, as needed. The committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, significant accounting events, accounting changes that could affect the Company’s financial statements and proposed audit adjustments. Additionally, because of the importance of the integrity of our IT systems to our financial reporting, the Audit Committee also reviews the Company’s information technology platform and processes as well as strategies to prevent, detect and mitigate any cyber security threat.

Compensation Committee

The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its responsibility for oversight relating to the compensation of the Executive Officers of LP. The Compensation

Committee reviews and approves the strategy and design of the Company’s compensation and benefits systems. The Compensation committee also makes recommendations to the Board of Directors for incentive compensation and equity-based compensation plans. The Committee specifically reviews and makes recommendations regarding the compensation of the Company’s chief executive officer and reviews and approves salaries and incentive compensation of other executive officers. The Compensation committee administers the Company’s equity and cash incentive compensation plans. Additionally, the Committee selects and regularly reviews the peer group used for benchmarking compensation for executive officers.

The Compensation Committee is responsible for oversight of risks relating to employment policies and the Company’s compensation and benefits systems and annually reviewing these policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company.

To assist it in satisfying these oversight responsibilities, the committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. The committee chair also regularly meets between formal committee meetings with management and the committee’s consultant.

The board of directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Environmental, Quality and Compliance Committee

The Environmental, Quality and Compliance Committee (previously the Environmental Compliance Committee) is responsible for reviewing the effectiveness of LP’s environmental management systems and ethics and compliance programs, product quality management systems, other legal compliance programs, and non-financial compliance audit work performed by LP’s internal audit group. In July 2017, the committee changed its name and amended its charter to add quality to its scope of responsibility in addition to environment and legal compliance. The Environmental, Quality and Compliance Committee receives quarterly written reports directly from functional leaders responsible for compliance, including LP’s Vice President of Environmental Health & Safety, the Director of Internal Audit, the Director of Quality, and the Director of Compliance. Additionally, these leaders report in person annually to the committee on a rotating basis and are generally available for other committee meetings, as needed. The Director of Compliance is a regular participant in committee meetings. The Environmental, Quality and Compliance Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter and reports its findings to the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”), which met three times in 2017, is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors qualifications for membership on the Board, including standards of independence for outside directors. The Nominating Committee also considers and makes recommendations to the Board regarding the size and diversity of the Board of Directors and Board committees, the selection of candidates for director, and the compensation of directors, including annual retainers, meeting fees, deferred compensation, stock and option grants, and pension or retirement plans. It develops and recommends for consideration by the Board principles, guidelines, and procedures for other matters of corporate governance that may arise. The Nominating Committee is made up of independent Directors. The Nominating Committee periodically reviews LP’s Code of Business Conduct and Ethics, which covers directors, officers and employees and addresses conflicts of interest, reporting of illegal or unethical behavior and related issues, and makes any recommendations to the Board for changes as it deems appropriate. It also oversees annual evaluations of the effectiveness of the Board of Directors, the operations of Board committees (including itself), and the contributions of individual directors.

Compensation for outside directors is described below under “Directors’ Compensation.” The Nominating Committee may request advice from FW Cook, its independent compensation consultant, regarding the types and amount of compensation provided to LP’s outside directors.

Consideration of Director Nominees

LP’s corporate governance principles approved by the Nominating Committee and adopted by the Board provide that directors must be persons of integrity, with significant accomplishments and recognized business stature, who will bring a diversity of perspectives to the Board. Although the Board has not adopted a specific policy with regard to considering diversity in identifying director nominees, it believes that appropriate expertise, gender, cultural and geographical diversity should be reflected on the Board. Directors must also be able to commit the necessary time to prepare for and attend all regularly scheduled meetings of the Board and committees on which they serve, except when there are unavoidable business or personal conflicts. The Nominating Committee uses the results of annual evaluations of the Board and Board committees in evaluating the skills and attributes desired in new director candidates. The Nominating Committee believes it to be desirable for all new outside directors (as is true of all current outside directors) to qualify as independent under the NYSE’s listing standards. Experience in some capacity with publicly traded companies is also a desirable attribute. Additionally, the corporate governance principles recognize that LP’s CEO will normally be a director and that other senior officers may be elected to the Board in appropriate circumstances as long as a majority of directors are independent as determined by the Board of Directors in accordance with the NYSE’s listing standards. The Nominating Committee is authorized by its charter to retain a third-party search firm to assist in identifying director candidates.

As part of its annual self-assessment process, the Board and its committees determine the specific skill sets and necessary characteristics for an effective committee and the Board as a whole. If the Board, generally through the Nominating Committee, determines that a necessary skill set or perspective is absent, the Board will authorize an increase in the number of Board members. In the event of a vacancy resulting from retirement or this annual self-assessment process, the Nominating Committee determines which skills should be sought in filling the vacancy and then each current director is asked to suggest names of potential director candidates based on the applicable criteria. As part of the process, the Nominating Committee considers a potential candidate’s ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board. Once the potential candidates are identified, the Nominating Committee designates one or more directors to screen each potential candidate for further consideration based on the relevant criteria. Following that screening process, the Nominating Committee (or a subcommittee) conducts in-person or telephone interviews with candidates warranting further consideration. Following those interviews, the Nominating Committee recommends a candidate to the full Board for election, as well as alternative candidates whom the Board may wish to consider. The Nominating Committee will consider stockholders’ recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to LP at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, to the attention of the Chairman of the Nominating Committee. Stockholder-recommended candidates will be evaluated using the same criteria described above.

Stockholder Nominations for Election as Director

LP’s Bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder of record entitled to vote for the election of directors. Notice of a stockholder’s intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the Nominating Committee, and must include the following:

•	The name and address of the stockholder and each proposed nominee;

•	A representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of any arrangements or understandings pursuant to which the nominations are to be made;

•	The signed consent of each proposed nominee to serve as a director if elected; and

•	Such other information regarding each nominee as would be required to be included in LP’s proxy statement if the person had been nominated by the Board of Directors.

The notice must be delivered at least 45 days prior to the first anniversary of the initial mailing date of LP’s proxy materials for the preceding year’s annual meeting. For the 2019 annual meeting, this notice must be received by LP no later than February 3, 2019.

Communications between the Board and Stockholders, Employees, or Other Interested Parties

LP will promptly forward to the Chairman of the Board any letter or other written communication sent to the Board or any individual director or group of directors, as long as the communication is delivered by certified mail or courier service addressed to LP’s Corporate Secretary at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, and contains the name and address of the sender. If the communication is addressed to an individual director, it will first be sent to that individual for a determination as to whether it relates to a personal matter rather than an LP or an LP Board matter. The Chairman of the Board, in his or her sole discretion, will determine how to handle each communication, including forwarding it for consideration by the full Board, the non-management directors or independent directors only, a Board committee, or an individual director.

ITEM 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has appointed Deloitte & Touche LLP as LP’s outside independent auditor to, among other services, audit its consolidated financial statements for 2018. Although LP is not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance practice to submit the appointment for ratification by LP’s stockholders. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible basis for the negative vote and will reconsider the appointment in light of the results of its investigation.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, may make a statement.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has pre-approved all audit services provided by LP’s independent auditor, Deloitte & Touche LLP, for the years ended December 31, 2016 and 2017. The Audit Committee also pre-approved all audit-related and permissible non-audit services provided by Deloitte & Touche LLP during 2016 and 2017 and concluded that the provision of those services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditor. Under the policy, pre-approval is generally provided for up to one year. Each pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor must provide a statement that such service is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at its next scheduled meeting. Unless specified otherwise by the Audit Committee, the Chairman of the Audit Committee has been delegated pre-approval authority under the pre-approval policy.

The aggregate fees, including expenses, billed to LP for the years ended December 31, 2016 and 2017 by LP’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were as follows:

	2017	2016
Audit Fees	$2,329,500	$2,171,000
Audit-Related Fees	31,800	205,500

Total Audit and Audit-Related Fees	2,361,300	2,376,500
Tax Fees	30,000	78,000
All Other Fees	1,500	1,500

Total Fees	$2,392,800	$2,456,000

Audit Fees.  Includes fees for audit services involving the audit of LP’s consolidated financial statements, review of interim quarterly statements, the audit of LP’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, any other procedures required to be performed by LP’s independent auditor in order to render its opinion on LP’s consolidated financial statements, and services in connection with statutory audits and financial audits for certain of LP’s subsidiaries.

Audit-Related Fees.  Includes any fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services pertaining to potential business acquisitions or dispositions, due diligence procedures related to debt or equity offerings, accounting consultations related to accounting, financial reporting, or disclosure matters not classified as audit services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities not classified as audit services, financial audits of employee benefit plans, and assistance with internal control reporting requirements. Audit-related fees for 2017 primarily included fees for audits of employee benefit plans in Canada and services related to environmental agreed upon procedures. Audit-related fees for 2016 primarily included fees for audits of employee benefit plans, review of reports issued in connection with lender and regulatory requirements and due diligence procedures related to debt offering.

Tax Fees.  Includes any fees for tax services, including tax compliance and planning services. Tax fees for 2017 primarily include fees for consultation on value added tax, and other tax returns in various non-U.S. tax jurisdictions. Tax fees for 2016 primarily include fees for consultation on the impact of the Foreign Account Tax Compliance Act (FATCA) and consultation on value added tax, and other tax returns in various non-US tax jurisdictions.

All Other Fees.  Amounts represent fees for a license to use a financial accounting technical research database.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as LP’s independent auditor for 2018 (Item 2 on the proxy card).

ITEM 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors recognizes the interest of stockholders in executive compensation matters. As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders an opportunity to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Although the vote is non-binding, we value continued and constructive feedback from our stockholders on compensation and other important matters. In 2017, stockholders approved the compensation policies by a favorable vote of 97% of the votes cast.

As described in the Compensation Discussion and Analysis “CD&A” section of this proxy statement, we believe that our compensation packages provide competitive compensation that enables us to attract, retain and motivate a high-performance executive management team, link executive performance to corporate financial performance, and align the interests of management and stockholders by promoting ownership of LP Common Stock. For more details on our compensation philosophy, please read the CD&A which discusses our executive compensation programs, including specific information about the compensation of our named executive officers for 2017.

On behalf of the stockholders, the Compensation Committee continually reviews current market practices and data, and our compensation programs and ancillary policies, in addition to actual executive compensation. The Compensation Committee seeks to achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests. As a result of the Compensation Committee’s review in 2018, the Compensation Committee took several important actions and maintained existing practices that represent strong corporate governance:

•	Established objective financial goals, adjusted EBITDA and economic profit for annual cash incentive award metrics based upon business unit and corporate performance

•	Eliminated individual performance goals

•	Provided no SERP benefits to newly appointed NEOs, consistent with our benchmarking evaluation

•

Maintained compensation packages, with the assistance of our independent compensation consultant, so that each executive is within a competitive range of total compensation for executives in comparable positions

•

Placed a strong emphasis on variable compensation through our Annual Cash Incentive Award and performance share plans which are designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics

•	Paid a limited perquisite allowance to our CEO and other NEOs

•	Aligned annual incentive compensation plans between our executives and other employees to encourage a unified effort in achieving our goals and objectives

The above-referenced disclosures appear under the heading “Compensation of Executive Officers” in this proxy statement.

We believe that proper administration of our executive compensation programs will result in attracting and retaining a management team that is motivated to lead our Company to improved fundamental financial performance furthering the long-term interests of LP and its stockholders. For these reasons, we recommend that stockholders vote “FOR” the following resolution and approve, on an advisory basis, the named executive officer compensation:

“Resolved, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the total votes cast on this Item 3 at the annual meeting. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote. As this vote is an advisory vote, the outcome is not binding with respect to future executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board of Directors will, however, take the outcome of the vote into account in making future executive compensation decisions, as they have done in prior years. At LP’s 2017 annual meeting of stockholders, a majority of the votes cast on an advisory basis as to the frequency with which LP should conduct an advisory stockholder vote on the compensation of LP’s executive officers (a “say-on-pay” vote) were cast in favor of conducting a say-on-pay vote annually. Accordingly, LP presently intends to conduct a say-on-pay vote annually until the next required advisory vote on the frequency of say-on-pay votes.

OTHER BUSINESS

At the time this proxy statement was printed, management knew of no matters to be presented at the annual meeting other than the items of business listed in the Notice of Annual Meeting of Stockholders. If any matters other than the listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting on such matters in accordance with their judgment.

FINANCE AND AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit Committee and its individual members have met with management and LP’s independent auditor, Deloitte & Touche LLP, to review LP’s accounting functions and the audit process and to review and discuss LP’s audited consolidated financial statements for the year ended December 31, 2017. The Audit Committee discussed and reviewed with its outside auditing firm all matters that the firm was required to communicate and discuss with the Audit Committee under applicable auditing standards and all other legal, regulatory and corporate governance standards, including those described in Auditing Standard 1301, as amended, regarding communications with audit committees. Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with Deloitte & Touche LLP the firm’s independence.

Based on its review and discussions with management and LP’s outside auditor, the Audit Committee recommended to the Board of Directors that LP’s audited consolidated financial statements for the year ended December 31, 2017, be included in LP’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Kurt M. Landgraf, Chairman

Tracy A. Embree

Ozey K. Horton, Jr.

HOLDERS OF COMMON STOCK

Five Percent Beneficial Owners

The following table provides information concerning the beneficial ownership of Common Stock by the persons known to LP to beneficially own 5% or more of the outstanding Common Stock as of December 31, 2017.

Name and Address	Common Stock Beneficially Owned	Approximate Percent of Class
BlackRock, Inc.	17,529,786	12.1%
55 East 52nd Street, New York, NY 10022

The Vanguard Group, Inc.	15,884,687	11.0%
100 Vanguard Blvd., Malvern, PA 19355

Directors and Named Executive Officers

The following table summarizes the beneficial ownership of Common Stock of LP’s directors, nominees for director, and named executive officers (“NEOs”) included in the Summary Compensation Table below as of March 8, 2018:

Name	Common Stock Beneficially Owned As of March 8, 2018(1)	Approximate Percent of Class
Sallie B. Bailey(2)(3)(4)	242,547	0.2%
E. Gary Cook(2)	81,899	0.1%
Tracy A. Embree	5,360	—%
Lizanne C. Gottung(2)	51,501	—%
Ozey K. Horton, Jr.	3,597	—%
Kurt M. Landgraf(2)	43,596	—%
Dustan E. McCoy(2)	58,754	—%
Jason Ringblom(2)	19,798	—%
Neil Sherman(2)	54,217	—%
Michael J. Sims(2)(4)	38,889	—%
W. Bradley Southern(2)(4)	179,249	0.1%
Curtis M. Stevens(5)	776,457	0.5%
All directors and executive officers as a group(2)(5)	779,407	0.5%

(1)	Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2)	Includes shares reserved for issuance under immediately exercisable options/stock settled appreciation rights (SSARs) and options/SSARs which will become exercisable within 60 days after March 8, 2018, as follows: Ms. Bailey, 144,323; Mr. Cook, 36,873 shares; Ms. Gottung, 24,661 shares; Mr. McCoy, 37,405 shares; Mr. Ringblom 7,775 shares; Mr. Sherman 19,684 shares; Mr. Sims, 6,979 shares; Mr. Southern, 58,248 shares; Mr. Stevens, 478,049 shares and all current directors and executive officers as a group, 335,948 shares. For purpose of the SSARs, exercise price is assumed to be $30.00 based upon the closing price on the date of record (March 8, 2018).

(3)	Includes shares held by the LP Salaried 401(k) and Profit Sharing Plan and beneficially owned as follows: Ms. Bailey, 892 shares.

(4)	Includes restricted stock awards issued under the 2013 Omnibus Stock Award Plan and LP’s 1997 Incentive Stock Award Plan, as to which the following executive officers have the power to vote: Ms. Bailey, 38,117 shares; Mr. Ringblom, 9,350 shares; Mr. Sherman, 24,368 shares; Mr. Sims, 24,458 shares; and Mr. Southern, 63,615 shares.

(5)	Mr. Stevens retired as LP’s CEO on June 30, 2017. Numbers included in the table above reflect the last reported ownership on Form 4 and options/SSARs exercisable within 60 days of March 8, 2018. Mr. Stevens is excluded from the total of all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC and the NYSE by LP’s officers, directors, and certain other “reporting persons.” Based solely upon a review of copies of Forms 3, 4, and 5 (and amendments thereto) filed by LP’s reporting persons and written representations by such persons, to LP’s knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC’s rules governing proxy statement disclosures, with the following exception.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee has oversight of compensation policies designed to align compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant, FW Cook, to advise the Committee regarding market and general compensation trends.

The Committee has affirmed the independence of its consultant through a review of the firm’s independence policy and other relevant matters, and is not aware of any conflict of interest that would prevent the consultant from providing independent advice to the Committee regarding executive compensation matters. The consultant is responsible solely to the Committee and undertook no work with the management of the company without approval from the Committee chair. The consultant is not the beneficial owner of any shares of LP Common Stock, and fees payable by LP to FW Cook during 2017 were less than 1% of the firm’s gross revenues.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2017.

Respectfully submitted,

Dustan E. McCoy, Chairman

E. Gary Cook

Lizanne C. Gottung

Kurt M. Landgraf

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the Company’s executive compensation programs and explains how the Compensation Committee made compensation decisions for the following named executive officers (NEOs) in 2017.

Named Executive Officer	Position with the Company during 2017
Curtis M. Stevens	Chief Executive Officer (retired June 30, 2017)
W. Bradley Southern	Chief Executive Officer (named July 1, 2017)
Sallie B. Bailey	Executive Vice President and Chief Financial Officer
Jason Ringblom	Executive Vice President, OSB and EWP
Neil Sherman	Executive Vice President, Siding
Michael J. Sims	Sr. Vice President, Sales, Marketing and Strategy

This CD&A is divided into the following main sections:

•	Chief Executive Officer Transition;

•	Executive Summary;

•	2017 Compensation Highlights;

•	Results of the 2017 Say-on-Pay Vote;

•	Elements and Philosophy on Executive Compensation;

•	Summary of Executive Compensation for 2018; and

•	Additional Policies and Guidelines affecting Executive Compensation

To evaluate performance in a manner consistent with how management evaluates our operating results and trends, the Compensation Committee tracks certain business performance metrics (Adjusted EBITDA and Adjusted EPS) that are measured on a non-GAAP basis to both long-term and annual incentive awards. Please refer to LP’s 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for a description and reconciliation of these non-GAAP financial measures and additional non-GAAP measures described in the Executive Summary below relative to reported GAAP financial measures.

CHIEF EXECUTIVE OFFICER TRANSITION

On May 5, 2017, Curtis M. Stevens, our former Chief Executive Officer (CEO), informed the Board of Directors that he would retire from the Company on June 30, 2017. In order to provide an incentive for him to assist through the transition, the Board of Directors approved the Mr. Stevens’ continued participation in the Company’s 2017 Annual Cash Incentive Award Plan (ACIAP) on a prorated basis. Such cash payment was to be made only if the Company met the performance thresholds of the ACIAP. Mr. Stevens’ retirement was part of the on-going management succession plan.

The Board of Directors, on May 5, 2017, appointed W. Bradley Southern as the CEO of the Company, effective July 1, 2017. Prior to that time, Mr. Southern was the Executive Vice President and Chief Operating Officer (COO), a transition position that he held since November 1, 2016. In connection with his promotion to CEO, the Board approved the following changes to Mr. Southern’s compensation effective July 1, 2017: (i) annual base salary was increased from $600,000 to $750,000; (ii) annual target bonus under the Company’s cash incentive plan was increased from 80% to 100%; and (iii) an additional 2017 equity grant of $350,000 in restricted stock, which is a weighted average of his compensation as COO and CEO was made.

The Compensation Committee believes that these compensation elements are commensurate with Mr. Southern’s new role. They also believe that increasing Mr. Southern’s performance based compensation will benefit the Company’s stockholders. In light of Mr. Southern’s experience with the Company, the Board views his retention as CEO as critical to the Company’s success. The Committee believes this will allow the Company to move forward in executing the Company’s key strategic goals and objectives to support long-term value creation.

EXECUTIVE SUMMARY

2017 Business and Financial Highlights

LP delivered on multiple key financial and efficiency measures in 2017 versus the prior year. The measures marked with an * below are those that were directly linked to 2017 executive compensation.

•	Net sales increased by 23% to $2.7 billion

•	Earnings per share increased 158% to $2.66

•	Total shareholder return* (TSR) grew 40%.

•	SmartSideTM siding sales* increased 15% to $757.6 million and volume increased 10%

•	Percentage of value added OSB sales volume increased 7%

•	Non-GAAP Adjusted income from continuing operations per share* increased to $2.33

•	Return on invested capital (ROIC) increased to 18.5%

•	Adjusted EBITDA* was $667 million

The following charts outline LP performance against key metrics—net sales, earnings per share, total shareholder return (TSR), SmartSideTM sales, adjusted operating income, return on invested capital and Adjusted EBITDA over the last 5 years. The Compensation Committee believes the compensation earned by the NEOs in 2017 reflects our strong financial performance and continued execution against many of the metrics tied to increased shareholder value.

Net Sales	Earnings Per Share
($ in billions)	($ / share)

Adjusted Income (loss) from Continuing Operations	Adjusted EBITDA
($ in millions)	($ in millions)

Total Shareholder Return	SmartSideTM Sales
($ in millions)

Return on Invested Capital
(ROIC %)

2017 COMPENSATION HIGHLIGHTS

We use our compensation program to attract, motivate and retain executives who lead our Company. The Compensation Committee has established programs and practices designed to pay for performance and to align management’s interest with those of our stockholders. We believe our compensation program helps drive LP’s performance by providing a significant amount of compensation tied to performance. The 2017 executive compensation program was guided by the following principles:

Equity-based compensation aligns executives’ interests with stockholders, drives performance and facilitates retention of superior talent. We believe equity-based compensation aligns executives’ interests with those of shareholders. Annual equity awards consist of performance shares, restricted stock (or units) and stock settled stock appreciation rights (SSARs). Performance shares (PSUs) will be settled in Company stock only if the performance goals set for the three-year cumulative performance period are met with a TSR modifier relative to our peer group. In 2017, the goal was based upon growth in specific products compared to the growth in housing starts for the period January 1, 2017 to December 31, 2019. Restricted stock (or units) are time vested awards that are settled in Company stock assuming the NEO remains employed through the vesting date or under certain retirement provisions. SSARs allow the NEO to receive the stock equal to the appreciation in the Company’s stock price as of the grant date to the exercise date. The SSARs granted in 2017 will vest in three equal installments, assuming the NEO remains employed through each vesting date or under certain retirement provisions, and expire ten years from the date of grant.

Incentive compensation drives increasing profits and returns. The Compensation Committee continues to believe linking compensation to certain performance metrics results in increased profits and stronger returns, which support improving stockholder returns. For 2017, the incentive compensation of the NEOs was based upon a 60/40 split between corporate and individual performance goals. The corporate performance goal was based upon Adjusted EBITDA. Individual goals are established based upon the business unit or staff functions for which each NEO has responsibility. No amounts will be payable under the incentive compensation unless the minimum threshold for the company performance goal was achieved.

Base salary represents the smallest portion of total target compensation. The Compensation Committee continuously makes efforts to appropriately weight base salary and variable (annual cash and equity incentives) compensation for each NEO. Our target compensation mix for our CEO and our other executive officers reflects our emphasis on long-term, performance based compensation that incentivizes our executive officers to make strategic decisions that will strengthen our business and create long-term value for our stockholders. Performance based compensation includes performance shares, annual cash incentive award plan (ACIAP) and SSARs. SSARs are considered performance based as the NEO only receives benefit if the stock appreciates in value above the grant price therefore providing shareholder benefit as well. In 2017, 56% of our CEO’s target compensation and 50% of our other executive officers’ target compensation (excluding the target compensation of Mr. Stevens’ who retired in June 2017) was performance based, as shown in the graphs below.

The following chart summarizes annual total target compensation awarded to each NEO in 2017:

Named Executive Officer	Annual Base Salary(1)	Annual Incentive Target Value	Long term Incentive Award Value(2)	2017 Total Compensation Target
Curtis M. Stevens	$967,200	$967,200	$1,350,000	$3,284,400
W. Bradley Southern	$750,000	$675,000	$1,300,000	$2,725,000
Sallie B. Bailey	$489,250	$342,475	$700,000	$1,531,725
Jason Ringblom	$315,000	$204,750	$400,000	$919,750
Neil Sherman	$320,000	$208,000	$400,000	$928,000
Michael J. Sims	$362,880	$217,728	$350,000	$930,608

[1]	The amounts listed in this column reflect the annual base salary increases effective March 1, 2017 except for Mr. Southern’s which was increased as of his appointment to CEO.

[2]

Includes the value of annual target incentives equity awards, expressed as the aggregate grant date value of PSUs (at target), SSARs and Restricted stock (or units), as determined using the assumptions found in note 15 to the consolidated financial statements contained in LP’s 10K for the year ended December 31, 2017 for SSARs and the grant date closing stock price for PSUs and Restricted stock (or units).

RESULTS OF THE 2017 SAY-ON-PAY VOTE

In 2017, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as “Say-on-Pay vote”). Almost 97% of the votes cast for Say-on-Pay vote were in support of the Company’s executive compensation program. Even with this strong endorsement of the Company’s pay practices, the Compensation Committee believes it is essential to regularly review the executive compensation program. In 2017, the Compensation Committee concluded the compensation program provides rewards that motivates our NEOs to maximize long-term stockholder value and encourage retention. In 2017, the Compensation Committee increased the percentage of performance shares to 34% and increased the performance period to three years, further linking performance and pay.

ELEMENTS AND PHILOSOPHY OF EXECUTIVE COMPENSATION

Elements

For 2017, there were no new elements of compensation provided to the CEO or other NEOs. The following table outlines the objectives and purposes of each element of the Company’s executive compensation program:

Element	Objectives	Purpose	Target Competitive Position
Base salary	Attract and retain quality talent	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	Median of competitive market Actual base salary will vary based on the individual’s performance and experience in the position

Annual cash incentive	Pay-for-performance	Motivate and reward achievement of annual performance goals through corporate key financial goals and other corporate financial and strategic performance goals	Median of competitive market Actual payout will vary based on actual corporate and business unit or individual performance

Long-term equity incentive	Provide stockholder alignment, focus on long-term success Pay-for-performance Retention Facilitate stock ownership by employees	Provide an incentive to preserve and enhance stockholder value and to achieve our long-term objectives, through awards of performance shares, restricted stock or restricted stock units, and stock-settled stock appreciation rights (SSARs)	Median of competitive market Actual payout will vary based on actual stock performance
Retirement benefits	Attract and retain quality talent	Provide retirement plan benefits through pension plans, 401(k) plan, SERP (grandfathered for select executives) and other defined contribution plans consistent with market practice	Benefits comparable to those of competitive market

Post-termination compensation (severance and change of control)	Attract and retain quality talent	Facilitate attraction and retention of executives critical to our long-term success and competitiveness consistent with market practice	Benefits aligned with market practice

Review of Peer Group and Survey Data for Comparison Purposes

To ensure that our compensation programs are reasonable and competitive in the marketplace, the Committee compares our programs to our peers. The Committee believes that the current peer group companies (for 2017 compensation) reflect similarities in channels, business cycles, and manufacturing expertise, thus providing appropriate benchmark data. The peer group contains the following companies:

• American Woodmark	• Lennox International
• A. O. Smith	• Masco
• Armstrong World Industries	• Owens Corning
• Boise Cascade	• Ply Gem Holdings
• Builders FirstSource	• Quanex
• Fortune Brands Home & Security	• Simpson Manufacturing Company
• Gibraltar Industries	• Universal Forest Products

The peer group was developed in consultation with the Committee’s independent compensation consultant, FW Cook, without consideration of individual company compensation practices, and no company has been included or excluded from our peer group because they are known to pay above-average or below-average compensation. The Committee, in conjunction with its consultant, will continue to periodically review the peer group, and revise as appropriate to ensure that it continues to represent similar U.S. organizations with which we compete for executive talent.

FW Cook also reviews two confidential, third-party surveys in order to benchmark LP’s executive compensation. Both surveys were “general industry” surveys, from which aggregate results were compiled using the appropriate revenue bands. Data was then interpolated to LP’s revenue of approximately $2.5 billion. A similar methodology was used for LP’s business unit executives using size-appropriate revenue bands and LP business unit revenues. The survey participants were not considered on an individual basis and the names were not disclosed to the Committee. Additional information on each survey is below:

•	The first survey consisted of approximately 504 participants; data was collected from two revenue bands: $1 billion-$2.5 billion and $2.5-$5 billion.

•	The second survey consisted of approximately 507 participants; data was collected from two revenue bands: $1 billion-$3 billion and $3 billion-$6 billion.

In 2017, the Committee based executive compensation decisions on both peer group and survey data. The Committee compared each executive’s base salary, total cash compensation opportunities (salary and target cash incentive award), and total direct compensation opportunities (salary, target cash incentive award, and annualized grant-date present value of equity-based awards) for 2017 against comparable information from the peer group and survey data. The Committee believes using two benchmark data sources improves the quality of comparison because it may be difficult to identify an appropriate match for some officer positions within the peer group alone. In addition, the survey data reflects the broader industries with which LP competes for management talent.

Base Salaries

In setting 2017 salary levels, the Compensation Committee (together with Mr. Stevens for the NEOs other than himself) considered market data, individual performance and competitiveness of total direct compensation of each NEO. In March of 2017, each NEO received an annual base salary increase ranging from 3 - 8%. Mr. Southern’s salary was increased upon his appointment to CEO as of July 1, 2017.

Named Executive Officer	2017	2016	% Increase
Curtis M. Stevens	$967,200	$930,000	4.0%
W. Bradley Southern	$750,000	$600,000	25.0%
Sallie B. Bailey	$489,250	$475,000	3.0%
Jason Ringblom	$315,000	[1]	[1]
Neil Sherman	$320,000	[1]	[1]
Michael J. Sims	$362,880	$336,000	8.0%

[1]	Neither Mr. Ringblom nor Mr. Sherman were considered NEO in 2016.

Achievement of Performance Goals for 2017

Corporate goal. In 2017, LP’s ACIAP metric was adjusted EBITDA. The 2017 Annual Cash Incentive Plan payment metrics included an adjusted EBITDA threshold of $135 million, a target of $331 million, and a maximum payment achieved at $441 million. No amounts would be payable under the plan unless the minimum threshold was achieved. Our adjusted EBITDA of $667 million in 2017 exceeding the maximum goal level.

Individual performance goals. The Committee establishes individual performance goals under the cash incentive plan for the business unit or staff functions for which each executive has responsibility. Following the end of the year, performance is assessed against those goals to determine the CEO’s and each other NEO’s level of achievement. Each goal is assigned a value based on a variety of factors which can result in an individual performance component ranging from 0-200% based on the attainment of their defined goals. Our CEO makes a recommendation for NEOs other than himself, which the Committee considers to determine an individual payout percentage for the executive.

The Committee has the authority, in its sole discretion, to reduce or eliminate the payout of annual cash incentives, despite its determination that performance was at or above the threshold level, if it finds that paying the awards is not in the best interest of the Company.

The individual performance goals established for our Chief Executive Officer for 2017 were as follows:

1.	Meet or Exceed Company Safety, Compliance and Lean Six Sigma Targets

2	Drive Growth & Innovation Effort

3.	North America Capacity Strategy

4.	Lead Executive and Sr. Leadership Succession Planning Efforts

5.	Non-GAAP Earnings Per Share

The individual performance goals established for our Chief Financial Officer for 2017 were as follows:

1.	Meet or Exceed the Company Safety, Compliance and LSS Targets

2.	Infrastructure Benchmarking Effort

3.	Drive Growth & Innovation Effort

4.	Execute SAP Enhancement Strategy

5.	Non-GAAP Earnings Per Share

For 2017, the individual performance goals for all NEOs included Non-GAAP earnings per share. The threshold of this performance metric was $0.90, a target of $1.00, and a maximum payment achieved at $1.10. LP attained $2.33 per share which exceeded the maximum goal level.

Performance goals for the other NEOs include achievement of financial metrics, safety, quality and compliance targets, as well as other business-specific objectives.

The following table summarizes the payout opportunities for our CEO and the other NEOs and the actual incentive payouts, paid in 2018, reflecting performance in 2017:

	Annual Incentive Target		Annual Incentive Maximum		Corporate goal attainment (60% of target)	Individual goal attainment (40% of target)	2017 Annual Cash Incentive
Named Executive Officer	% of Base Salary	Amount	% of Target	Amount	% of Target	% of Target	Amount
Curtis M. Stevens(1)	100%	$967,200	200%	$1,934,400	200%	136%	$843,398
W. Bradley Southern(1)	90%	$675,000	200%	$1,350,000	200%	139%	$1,185,300
Sallie B. Bailey	70%	$342,475	200%	$684,950	200%	139%	$601,386
Jason Ringblom	65%	$204,750	200%	$409,500	200%	150%	$368,550
Neil Sherman	65%	$208,000	200%	$416,000	200%	150%	$374,400
Michael J. Sims	60%	$217,728	200%	$435,456	200%	135%	$378,847

[1]

Mr. Stevens’ and Mr. Southern’s actual incentive bonuses earned were pro-rated based upon the length of time in the given positions. Mr. Stevens’ received 50% of his bonus based upon his retirement as of June 30, 2017. Mr. Southern received 50% of his bonus based upon the amount eligible per his previous position of COO (eligible for a 80% of salary) and 50% based upon his current CEO position (eligible for 100% of salary).

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to the CEO and the other NEOs as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders with the financial interests of our stockholders, focusing on long-term success, supporting pay-for-performance, and offering competitive compensation packages. The following table summarized the award opportunities for 2017.

Named Executive Officer	Time-based restricted stock	Performance based restricted stock	SSARs	Long term Incentive Award Value
Curtis M. Stevens	$445,501	$458,996	$445,503	$1,350,000
W. Bradley Southern	$429,000	$442,000	$429,000	$1,300,000
Sallie B. Bailey	$231,000	$238,000	$231,000	$700,000
Jason Ringblom	$132,000	$136,000	$132,000	$400,000
Neil Sherman	$132,000	$136,000	$132,000	$400,000
Michael J. Sims	$115,500	$119,000	$115,500	$350,000

The Committee determined that awards to the CEO and the other NEOs under the Stock Award Plan would be split between restricted stock (or units) (33%), stock settled stock appreciation rights (33%), and performance shares (34%), based on the relative grant date fair values of the awards.

The 2017 performance share plan design includes a performance metric based upon the three year cumulative targeted growth product revenue compared to the growth in housing starts. The awards have a 3-year cliff vesting period for all grants and utilize a 3-year TSR modifier relative to peer group at vesting date (provided that the TSR modifier cannot cause the total award to exceed 200% of the target).

For grant purposes, the Committee’s primary consideration is the market median for competitive positions, but other factors may impact awards such as: the Black-Scholes pricing model, the total number of shares available for grant, and the burn rate (defined as number of shares granted on an annual basis). The Committee periodically reviews the valuation method used to calculate the value of equity-based awards. For several years, including 2017, the Committee has relied on the Black-Scholes valuation method for SSARs.

Retirement & Other Benefits

LP’s qualified retirement plans are designed to provide retirement benefits at a competitive level compared to the benchmark data and the general manufacturing industry. All full-time salaried and hourly U.S. employees participate in LP’s 401(k) and Profit Sharing Plan. The Company’s Retirement Account Plan, a defined benefit plan, was frozen effective January 1, 2010. U.S. employees hired prior to this date remain participants in the plan, but no further credits will be earned by the participants.

Employees in the top two levels of LP’s management, including executive officers, participate in LP’s Executive Deferred Compensation Plan. Under the plan, participants may defer the receipt of up to 90% of base salary and annual bonuses for income tax purposes, and receive 5 percent of their contributions matched. In addition, the plan enables executives and other highly-compensated employees to obtain benefits comparable to those available under the 401(k) plan without being subject to the limits imposed by the Internal Revenue Code on tax-qualified plans.

LP maintains a SERP that provides retirement pension benefits to select, grandfathered NEOs. SERP benefits have not been provided to newly appointed NEOs, consistent with our benchmarking evaluation. The SERP benefits generally do not vest until an officer has been a participant for five years, and are reduced by the value of employer contributions under LP’s other retirement plans and the Executive Deferred Compensation Plan, as well as a portion of a participant’s Social Security benefits. As of December 31, 2017, Ms. Bailey is the only remaining active SERP participant.

Additional information about LP’s retirement plans is provided in the Summary Compensation Table, the Pension Benefits Table, and the Nonqualified Deferred Compensation Table. The Committee believes the retirement benefit plans described above are important parts of our compensation program, and will continue to review them periodically to ensure competitiveness.

Other Compensation

We provide our CEO and NEOs with limited perquisites, consisting of retirement and life insurance benefits, and personal estate and financial planning services provided by independent providers. These benefits are discussed in more detail in note 5 to the Summary Compensation Table.

Executive Change of Control Employment Agreements

Change of Control Employment Agreements with our executive officers provide for the payment of severance compensation and other benefits if the officer’s employment is terminated for specified reasons within three years following the occurrence of a change of control of LP. Such reasons include (a) termination by LP other than for cause and (b) termination by the officer because, among other things, his/her assigned duties, position, or authority are diminished in a material way, his/her compensation is substantially reduced, he/she is required to move his/her workplace more than 50 miles, or he/she has substantially increased travel requirements. Severance benefits under the agreements include; a cash payment in an amount equal to three times the sum of the officer’s annual base salary and target bonus amount; enhanced benefits under LP’s retirement plans; and vesting of equity awards but does not include any tax gross-up provisions.

The Committee believes these agreements are important to encourage our CEO and NEOs to continue to work in the best interests of LP and its stockholders in a potential change of control situation, and to evaluate any possible transactions with the maximum degree of independence and objectivity. The terms of the agreements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control”.

EXECUTIVE COMPENSATION SUMMARY FOR 2018

As part of the establishment of the 2018 executive compensation targets, the Compensation Committee, in conjunction with its compensation consultant, reviewed and revised the peer group to represent similar U.S. organizations with which we compete for executive talent. Based upon recommendations from the committee’s independent consultant, the changes for 2018 include the deletion Quanex (based upon company size) and the addition of Masonite, NCI Building Systems and Allegion PLC.

2018 Annual Salaries

On February 8, 2018, the Committee approved the following salaries for NEOs.

Name	2018 Salary	2017 Salary	% increase
W. Bradley Southern	$850,000	$750,000	13.3%
Sallie B. Bailey	$504,000	$489,250	3.0%
Jason Ringblom	$370,000	$315,000	17.5%
Neil Sherman	$370,000	$320,000	15.6%
Michael J. Sims	$380,000	$362,880	4.7%

Annual Cash Incentive Award Plan

The Committee approved the 2018 Annual Cash Incentive Plan. The 2018 plan will be based 20% on operational performance metrics and 80% on financial performance metrics for Mr. Southern and Mr. Sims and Ms. Bailey and 30% operational and 70% financial for Mr. Ringblom and Mr. Sherman. In February 2018, the Committee approved the performance metrics for the 2018 annual cash incentives, payable in 2019. Individual performance goals were eliminated from the 2018 plan design.

Long-Term Incentive Plan

The Committee awards long-term equity incentive grants to CEO and the other NEOs as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning the financial interests of our executives with the financial interests of our stockholders, focusing on our long-term success, supporting our high performance-oriented culture, and offering competitive compensation packages. The long-term incentive plan equity mix will change in 2018 to 50% restricted stock units, and 50% performance shares with a 3-year performance period and TSR modifier.

Our performance share metric will be based on a 3-year ROIC with threshold, target and maximum metrics as approved by the Committee and a 3-year value-creating volume growth based upon sales growth in a predetermined set of products. If the performance metric is met at the end of the performance period, the award will be adjusted to reflect LP’s 3 year TSR performance relative to a capital market peer group. This TSR modifier can increase or decrease the award by 20%. The TSR modifier cannot cause the award to exceed the maximum of 200%.

ADDITIONAL POLICIES AND GUIDELINES AFFECTING EXECUTIVE COMPENSATION

Use of Independent Compensation Consultant

The Committee engaged FW Cook as its independent compensation consultant to assist in determining the appropriate executive officer compensation in 2017 pursuant to our compensation policies. FW Cook had no other business relationship with LP and received no payments from us other than fees for services to the Committee and the Nominating Committee. See “Corporate Governance-Compensation Committee” for additional information about our use of compensation consultants.

Timing of Long-Term Equity Grants

Our policies and the 2013 Omnibus Stock Award Plan (“the Stock Award Plan”) require SSARs to be granted with an exercise price equal to the closing price of our Common Stock on the date of grant. Additionally, restricted stock awards and performance awards are valued at grant based upon the closing price of our stock on the grant day of the award. The Committee’s practice is to make equity awards at its first committee meeting in a given year (generally in the last week of January or the first week of February). Committee meeting dates are set by the Committee at least one year in advance.

Policy on Incentive Compensation Claw-back

A significant percentage of our executive officer compensation is incentive based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the authority to direct LP to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, the Sarbanes-Oxley Act of 2002 mandates that the Chief Executive Officer and the Chief Financial Officer reimburse LP for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct.

Stock Ownership Guidelines

We strongly believe the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our executive officers.

Executive officers are expected to own shares of our Common Stock in an amount equivalent to a multiple of their annual base salary. The target amount is a number of shares, which includes granted but not yet vested restricted stock or restricted stock units, equal in value to the following multiples of each officer’s new annual base salary: for the Chief Executive Officer, five times; for the Chief Financial Officer and the other Executive Vice Presidents, three times; and for Senior Vice Presidents, two times. These are measured annually at the first regularly scheduled Compensation Committee meeting of the calendar year.

Restricted stock and restricted stock units granted under the Stock Award Plan that have not yet vested count toward the ownership guidelines, but performance shares where the initial metric has yet to be met and shares subject to outstanding stock options and SSARs do not count. NEOs who have not met their ownership guidelines, and wish to exercise SSARs, are required to hold shares equal to 40 percent of the after tax proceeds of any exercised SSARs until they reach their target as of the last compliance date. For 2017, the CEO and all other NEOs met their ownership guidelines with the exception of Mr. Ringblom.

Insider Trading

Our Insider Trading policy mandates that insiders, including executive officers, review transactions involving our securities with our Chief Financial Officer or legal department prior to entering into the transactions and prohibits a covered officer from pledging or engaging in transactions for the purpose of hedging the economic risk of his or her current or future ownership of shares.

Tax Deduction for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers to $1,000,000 per year. Prior to January 1, 2018, there was an exception to this deductibility limitation for performance-based compensation that met certain regulatory requirements. This exception has been repealed under recent tax reform legislation, such that compensation paid to certain executives in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee has generally intended for several types of our executive compensation, including option and SSAR awards to executive officers to qualify for this performance-based exception. Other classes of executive compensation, including the restricted stock and restricted stock unit grants described above, may be subject to the $1,000,000 deductibility limit. Furthermore, even if we have intended to grant compensation that qualifies for the performance-based exception, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company.

Although tax deductibility of compensation is preferred, deductibility is not a primary objective of our compensation programs. In the Committee’s view, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

Risk Assessment of Executive Pay Policies and Practices

The Committee conducted a review of LP’s pay practices in 2017 to determine if there were any policies and practices that would be reasonably likely to have a material adverse effect on the Company. The review included non-executive and executive pay policies and practices. The non-executive pay practices were reviewed by LP’s Risk Council and reviewed by the Committee. In addition, the Committee reviewed executive pay policies and practices. The Committee’s independent compensation consultant participated in that review and discussion. The Committee found no policies or practices that were reasonably likely to have a material adverse effect on LP and that the design of our programs encourage the achievement of both our short-term and long-term operational and financial goals.

Compensation of Named Executive Officers

Summary Compensation Table

The table below summarizes the various elements of compensation paid to or earned by each of the named executive officers listed in the table for the three years ended December 31, 2017. Cash incentive awards paid under LP’s Annual Cash Incentive Award Plan are included in the “Non-Equity Incentive Plan Compensation” column, which covers non-equity awards that require the satisfaction of pre-established performance goals.

Nameand Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Curtis M. Stevens	2017	$606,646		$1,406,403	$445,542	$843,398	$3,493,415	$39,914	$6,835,318
Chief Executive Officer (retired 6/30/2017)	2016	$922,308		$1,511,574	$1,350,521	$1,659,120	$—	$61,460	$5,504,983
	2015	$882,307		$1,511,613	$1,349,263	$—	$—	$43,529	$3,786,712

W. Bradley Southern	2017	$669,643		$1,353,327	$429,035	$1,185,300	$5,554	$41,858	$3,684,717
Chief Executive Officer (effective 7/1/2017)	2016	$408,592		$523,954	$200,075	$494,371	$6,205	$46,273	$1,679,470
	2015	$355,385		$223,943	$199,889	$—	$1,385	$38,419	$819,021

Sallie B. Bailey	2017	$486,510		$540,259	$231,020	$601,386	$821,142	$44,495	$2,724,812
Executive Vice President and Chief Financial Officer	2016	$472,075		$591,898	$350,138	$586,530	$254,305	$49,824	$2,304,770
	2015	$456,154		$391,903	$349,811	$—	$180,664	$39,613	$1,418,145

Jason Ringblom(6)	2017	$296,154		$308,735	$131,941	$368,550	$3,107	$39,362	$1,147,849
Executive Vice President, OSB and EWP
Neil Sherman(6)	2017	$318,269		$308,735	$132,013	$374,400	$4,950	$38,768	$1,177,135
Executive Vice President, Siding
Michael J. Sims	2017	$357,711		$270,108	$115,506	$378,847	$24,869	$38,223	$1,185,264
Sr. VP Sales, Marketing and Strategy	2016	$332,923		$367,949	$150,056	$341,914	$10,711	$44,631	$1,248,184
	2015	$313,269		$125,967	$112,438	$—	$5,075	$38,002	$594,751

(1)	The amounts shown reflect the aggregate grant date fair value of the awards with respect to awards of performance shares, restricted stock and incentive shares (restricted stock units) under LP’s Stock Award Plan. Assumptions used in calculating the fair value are described in Note 14 to LP’s audited financial statements included in its Annual Report on Form 10-K filed with the SEC on February 13, 2018 (the “2017 Form 10-K”), except that assumptions regarding forfeitures are ignored. Additional details regarding the terms of awards under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2017” and “Outstanding Equity Awards at December 31, 2017.”

(2)	The amounts shown reflect the aggregate grant date fair value of the awards with respect to grants of stock-settled stock appreciation rights (“SSARs”) under the Stock Award Plan. Assumptions used in calculating fair value are described in Note 14 to LP’s audited financial statements included in its 2017 Form 10-K, except that assumptions regarding forfeiture are ignored. Additional details regarding the terms of SSARs granted under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2017” and “Outstanding Equity Awards at December 31, 2017.”

(3)	The amounts shown reflect the annual cash incentive awards under the Cash Incentive Plan based on performance for the year shown and paid in the first quarter of the following year.

(4)	Amounts shown in this column represent the aggregate increase in the actuarial present value of benefits under LP’s defined benefit retirement plans (the SERP and the Retirement Account Plan), based on the assumptions discussed in the table entitled “Pension Benefits for 2017.”

(5)	Amounts shown in this column for 2017 represent the sum of the amounts attributable to personal benefits and other items of compensation listed in the table below. In addition to the benefits listed below, LP provided medical, vision and dental insurance benefits.

	Curtis M. Stevens	W. Bradley Southern	Sallie B. Bailey	Neil Sherman	Jason Ringblom	Michael J. Sims
Perquisite Allowance(a)	$22,795	$22,795	$22,795	22,795	$22,795	$22,160
Life Insurance Premiums(b)	3,973	2,691	4,058	2,350	1,709	2,563
Employer Contributions to Defined Contribution Plans(c)	13,146	16,372	17,642	13,623	14,858	13,500
Total	$39,914	$41,858	$44,495	$38,768	$39,362	$38,223
(a)	Executive officers receive a perquisite allowance which is used for expenses associated with financial and tax planning consulting services.

(b)	LP pays the annual group term life insurance premiums for coverage provided to each named executive officer in an amount equal to four times his/her annual base salary level.

(c)	In 2015, the employer 401(k) matching contribution was increased to up to 5% of compensation. The Deferred Compensation Plan (as hereinafter defined) matching contribution was increased to 5% of contributions. Additional information regarding benefits provided under the Deferred Compensation Plan are described in greater detail under “Nonqualified Deferred Compensation for 2016.”

(6)	Mr. Ringblom and Mr. Sherman became named executive officers in 2017

(7)	The amounts for Change in Pension Value and Non Qualified Deferred Compensation Earnings cannot be included if negative. Mr. Stevens’ SERP decreased in 2016 by $273,703. This decreases were the result of a change in interest rates, and were offset slightly by positive results in his Retirement Account Plan.

Grants of Plan-Based Awards for 2017

The table below provides information regarding annual cash incentive awards under the Cash Incentive Plan and grants of restricted stock, performance shares, and SSARs under the Stock Award Plan to NEOs during 2017.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Curtis M. Stevens	2/2/2017	$—	$967,200	$1,934,400
	2/2/2017								55,549	$19.14	$445,542
	2/2/2017				—	23,981	47,962				$596,407
	2/2/2017							51,461			$809,996
W. Bradley Southern	2/2/2017	$—	$750,000	$1,500,000
	2/2/2017								53,491.0	$19.14	$429,035
	2/2/2017				—	23,093	46,186				$574,323
	2/2/2017							22,414			$429,004
	7/1/2017							14,517			$350,000
Sallie B. Bailey	2/2/2017	$—	$342,475	$684,950
	2/2/2017								28,803	$19.14	$231,020
	2/2/2017				—	12,435	24,870				$309,258
	2/2/2017							12,069			$231,001
Jason Ringblom	2/2/2017	—	$204,750	$409,500
	2/2/2017								16,450	$19.14	$131,941
	2/2/2017				—	7,106	14,212				$176,726
	2/2/2017							6,897			$132,009
Neil Sherman	2/2/2017	$—	$208,000	$416,000
	2/2/2017								16,459	$19.14	$132,013
	2/2/2017				—	7,106	14,212				$176,726
	2/2/2017							6,897			$132,009
Michael J. Sims	2/2/2017	$—	$217,728	$435,456
	2/2/2017								14,401	$19.14	$115,506
	2/2/2017				—	6,217	12,434				$154,617
	2/2/2017							6,034			$115,491
(1)	The table shows threshold, target and maximum payouts under awards made in 2017 under the Cash Incentive Plan. The threshold amount represents the amount payable assuming that the Adjusted EBITDA goal was reached and individual performance goals were achieved at the 100% level. The target amount represents a payout based on achievement of individual performance goals at the 100% level and attainment of the Adjusted EBITDA target, resulting in payment of 100% of the target award for corporate performance. In 2017 the maximum award for executives under the corporate and individual performance portions is 200% of the target award.

(2)	The amounts shown in these columns reflect the threshold, target and maximum payout opportunities of performance shares granted in 2017 under the Stock Award Plan. See “Compensation of Executive Officers—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” for more information regarding the 2017 performance shares.

(3)	Reflects awards of restricted stock or restricted stock units under the Stock Award Plan. The awards will vest in full on the third anniversary of the date of grant. Vesting will accelerate upon a change of control of LP. Prior to vesting, participants have voting rights and receive cash dividends at the same rate as unrestricted shares of Common Stock on the restricted stock. In the event of a stock split or stock dividend, the participant is entitled to receive additional restricted shares.

(4)	Reflects grants of SSARs which vest in three equal annual installments beginning one year after the date of grant which expire 10 years after the date of grant. Vesting will accelerate upon a change of control of LP. Upon exercise, a participant will receive shares of Common Stock with a value equal to the difference between the base price and the market price on the date of exercise multiplied by the number of SSARs exercised.

(5)	The base price is equal to the closing sale price of the Common Stock on the NYSE on the date of grant.

(6)	The amounts shown represent the grant date fair value of the restricted stock, performance shares and SSAR awards. Assumptions used in calculating the grant date fair value of SSARs are described in Note 14 to LP’s audited financial statements included in its 2017 Form 10-K, except that assumptions regarding forfeiture are ignored.

Outstanding Equity Awards at December 31, 2017

The table below provides information regarding stock options, SSARs, restricted stock and incentive shares held by the NEOs at December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) Exercisable (#)	Number of Securities Underlying Unexercised Options(1) Unexercisable (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($)
Curtis M. Stevens						122,272	$3,210,863	116,576	$3,061,286
	100,294	—	10.30	2/3/11	2/3/21
	143,110	—	8.84	2/2/12	2/2/22
	87,222	—	8.96	5/4/12	5/4/22
	114,726	—	20.49	2/7/13	2/7/23
	200,332	—	18.09	1/30/14	1/30/24
	102,273	51,136	17.04	2/5/15	2/5/25
	64,378	128,755	15.74	2/4/16	2/4/26
	—	55,549	19.14	2/2/17	2/2/27
W. Bradley Southern						70,657	$1,855,453	56,352	$1,479,804
	29,734	—	$10.30	2/3/11	2/3/21
	36,064	—	$8.84	2/2/12	2/2/22
	14,341	—	$20.49	2/7/13	2/7/23
	22,259	—	$18.09	1/30/14	1/30/24
	15,152	7,575	$17.04	2/5/15	2/5/25
	9,538	19,074	$15.74	2/4/16	2/4/26
	—	53,491	$19.14	2/2/17	2/2/27
Sallie B. Bailey						50,441	$1,324,581	42,660	$1,120,252
	20,000	—	$7.87	12/5/11	12/5/21
	88,013	—	$8.84	2/2/12	2/2/22
	37,286	—	$20.49	2/7/13	2/7/23
	48,228	—	$18.09	1/30/14	1/30/24
	26,516	13,257	$17.04	2/5/15	2/5/25
	16,691	33,381	$15.74	2/4/16	2/4/26
	—	28,803	$19.14	2/2/17	2/2/27
Jason Ringblom						11,410	$299,627	17,482	$459,077
	4,432	2,216	$17.04	2/5/15	2/5/25
	3,069	6,137	$15.74	2/4/16	2/4/26
	—	16,450	$19.14	2/2/17	2/2/27
Neil Sherman						28,769	755,473.94	20,566	540,063
	19,526		$10.30	2/3/11	2/3/21
	17,173		$8.84	2/2/12	2/2/22
	6,884		$20.49	2/7/13	2/7/23
	9,349		$18.09	1/30/14	1/30/24
	9,470	4,735	$17.04	2/5/15	2/5/25
	5,961	17,883	$15.74	2/4/16	2/4/26
	—	16,459	$19.14	2/2/17	2/2/27
Michael J. Sims						28,419	$746,283	20,058	$526,723
	—	4,261	$17.04	2/5/15	2/5/25
	—	14,306	$15.74	2/4/16	2/4/26
	—	14,401	$19.14	2/2/17	2/2/27
(1)	Reflects grants of SSARs with expiration dates in 2018 and later. SSARs vest in three equal annual installments beginning on the first anniversary of the grant date and have a 10-year term.

(2)	Unvested awards of restricted stock and incentive shares held by LP’s NEOs at December 31, 2017 vest on the dates shown below:

	2/5/2018	2/4/2019	2/2/2020	7/1/2020	Total
Mr. Stevens	47,535	51,461	23,276	—	122,272
Mr. Southern	7,042	26,684	22,414	14,517	70,657
Ms. Bailey	12,324	26,048	12,069	—	50,441
Mr. Ringblom	2,060	2,453	6,897	—	11,410
Mr. Sherman	4,401	17,471	6,897	—	28,769
Mr. Sims	3,961	18,424	6,034	—	28,419

(3)	Based on the closing sale price of the Common Stock on the NYSE on December 31, 2017 of $26.26 per share.

(4)	Represents the number of performance shares outstanding as of December 31, 2017. The number of shares, together with the market value as of December 31, 2017 the last trading day of our fiscal year, shown above, assumes the satisfaction of the goals at the maximum level over the performance period. Unvested awards of performance shares, assuming the satisfaction of the goals at the maximum level over the performance period, held by LP’s NEOs at December 31, 2017 vest on the dates shown below:

	2/5/2018[5]	2/4/2019	2/2/2020	Total
Mr. Stevens	—	68,614	47,962	116,576
Mr. Southern	—	10,166	46,186	56,352
Ms. Bailey	—	17,790	24,870	42,660
Mr. Ringblom	—	3,270	14,212	17,482
Mr. Sherman	—	6,354	14,212	20,566
Mr. Sims	—	7,624	12,434	20,058

(5)	Performance goals associated with the award which would have vested on February 5, 2018 were not attained and therefore no shares will vest.

Option Exercises and Stock Vested During 2017

The following table provides information regarding exercise of stock options, SSARS and vesting of incentive shares with respect to LP’s NEOs during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Curtis M. Stevens	108,330	$2,531,686	35,777	$933,363
W. Bradley Southern	23,083	$566,926	5,473	$103,713
Sallie B. Bailey	—	—	11,857	$224,690
Jason Ringbom	—	—	1,175	$22,266
Neil Sherman	—	—	7,536	$162,079
Michael J. Sims	17,831	$459,364	3,762	$71,290

Pension Benefits for 2017

The following table shows the present value of accumulated benefits for each of the NEOs under LP’s SERP and LP’s Retirement Account Plan, in each case assuming retirement by the executive at age 62. Amounts shown in the table were calculated as of a December 31, 2017 measurement date consistent with LP’s financial statements and using the same long-term rate of return, discount rate, rate of compensation increase, and mortality rate assumptions used in the financial statements. See Note 14 to LP’s audited financial statements included in its 2017 Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During 2017 ($)
Curtis M. Stevens[2]	SERP	20	$11,948,782	$—
	Retirement Account Plan	20	$170,171	$3,988
W. Bradley Southern	Retirement Account Plan	18	$152,950	$—
Sallie B. Bailey	SERP	6	$2,045,281	$—
Jason Ringblom	Retirement Account Plan	14	$37,775	$—
Neil Sherman	Retirement Account Plan	24	$115,904	$—
Michael J. Sims	Retirement Account Plan	35	$393,827	$—
(1)	At December 31, 2017, all NEOs participating in the SERP and Retirement Account Plan (where applicable) were vested in their benefits thereunder (subject to early retirement reductions, if applicable). Note that Ms. Bailey is not a participant in the Retirement Account Plan and Messrs. Southern, Ringblom, Sherman and Sims are not participants in the SERP.

(2)	Mr. Stevens retired in June 30 2017. The SERP amount reflected will be paid in early 2018.

Supplemental Executive Retirement Plan

The SERP was a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by LP’s Chief Executive Officer and the Committee. LP closed the SERP to new participants in 2013. therefore Ms. Bailey is the only remaining active participant in LP’s SERP plan as of December 31, 2017.

Key features of the SERP include:

•

Vesting.  Participants are fully vested in their SERP benefits after participating in the SERP for five years. Vesting is accelerated in the event of the participants death or disability or a change of control of LP.

•	Retirement Age. The normal retirement age under the SERP is 62.

•

Annual Benefits.  The annual benefit payable under the SERP to a participant who retires at the normal retirement age is equal to 50% of the executive’s final average compensation multiplied by a fraction equal to: years of credited service (up to a maximum of 15)/15. For example, if a participant had final average compensation of $500,000 with ten years of credited service, his or her annual benefit (subject to reductions for other retirement benefits as described below) would be $166,667 calculated as: $500,000 x .50 x (10/15).

•

Years of Credited Service.  Years of credited service under the SERP are equal to the participant’s years of service credited under the Retirement Account Plan discussed below. If a participant’s employment is involuntarily terminated within 36 months after a change of control of LP, he or she is credited with two additional years of service.

•

Final Average Compensation.  Final average compensation on an annual basis is equal to a participant’s compensation during the 60 consecutive months out of the last 120 months of employment in which the participant’s compensation was highest, divided by five. Compensation for this purpose includes base salary plus annual bonus paid to a participant or deferred under the Executive Deferred Compensation Plan (described below), but excludes all other benefits. If LP terminates a participant’s employment other than for cause or the participant terminates for good reason within 36 months after a change of control of LP, benefits under the SERP will be calculated based on the participant’s base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

•

Early Retirement Provisions.  Retirement benefits under the SERP are subject to reduction in the event of retirement before age 62. When a participant retires prior to age 55, his or her annual benefit as described above is reduced by a fraction equal to his actual credited years of service over the number of years of credited service the participant would have had at age 62. If a participant retires between age 55 and age 61, the amount of the reduction to his annual benefit as described above depends on whether the committee administering the plan approves the retirement. If the participant’s early retirement is approved by the committee, his or her annual benefit is reduced by 3% for each year prior to age 62. If the committee does not approve the participant’s early retirement, his or her benefit is reduced by 5% for each year prior to age 62 and is further reduced by a fraction equal to the participant’s actual years of credited service over the years of credited service the participant would have had at age 62. Termination of a participant’s employment by LP other than for cause or termination by a participant for good reason within 36 months of a change of control is treated as an early retirement with committee approval, regardless of the participant’s age.

•

Reductions for Other Retirement Benefits.  The annual benefits payable under the SERP are reduced by an amount equal to the sum of (1) 50% of the participant’s primary Social Security benefit determined at age 62 and (2) the value of employer contributions under LP’s other retirement plans and the Executive Deferred Compensation Plan.

•

Disability Benefit.  If a participant is unable to continue employment due to a disability, the benefit is calculated in the same manner as if the participant retired at age 62, and credit for years of service accrues during the disability.

•

Form of Payment.  The normal form of payment under the SERP is a single lump sum payment that is actuarially equivalent to a life annuity payable monthly in the amount of the monthly SERP benefit. Other forms of payment available under the SERP must also be actuarially equivalent to a life annuity payable monthly. Ms. Bailey has elected a lump sum payment. If the participant retires at age 62 or later, payments commence six months after retirement. If the participant retires prior to age 62, payments commence as of a date specified in advance by the participant but not earlier than age 62.

Retirement Account Plan

Executive officers and other salaried employees of LP are eligible to participate in LP’s Retirement Account Plan if hired before January 1, 2010. The Retirement Account Plan was frozen to future contribution credits effective January 1, 2010. Plan balances, all of which have vested, will continue to accrue interest as described below. Key features of the Retirement Account Plan include:

•	Interest. Interest is credited daily on the cash balance in each participant’s account based on the U.S. Treasury bond rate for November of the prior year.

•	Form of Payment. Payment from the Retirement Account Plan may be made as an annuity payable over the lifetime of the participant, in a lump sum, or pursuant to other arrangements.

•	Other. The Retirement Account Plan does not provide for an offset for Social Security benefits.

Nonqualified Deferred Compensation for 2017

The following table summarizes information regarding participation by the NEOs in LP’s 2004 Executive Deferred Compensation Plan (the “Deferred Compensation Plan” or the “EDCP”).

Name	Executive Contributions in 2017(1)	Registrant Contributions in 2017	Aggregate Earnings in 2017	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2017(2)
Curtis M. Stevens[3]	$—	$—	$46,764	$—	$356,462
W. Bradley Southern	$—	$26,820	$2,214	$—	$64,876
Sallie B. Bailey	$—	$24,091	$1,387	$—	$39,074
Jason Ringblom	$—	$5,645	$—	$—	$5,645
Neil Sherman	$—	$7,834	$9,691	$—	$49,610
Michael J. Sims	$—	$12,888	$7,698	$—	$51,409
(1)	Amounts shown in this column are also included in salary in the Summary Compensation Table above.

(2)	No NEOs had employee contributions reported as salary in Summary Compensation Tables for years prior to 2016.

(3)	Mr. Stevens retired as of June 30, 2017. Amount listed above will be paid in early 2018.

All employees who are in LP’s top two levels of management and participate in its Retirement Account Plan and the profit sharing component of the 401(k) plan are automatically participants in the Deferred Compensation Plan. Key features of the Deferred Compensation Plan include:

•	Deferrals. The Deferred Compensation Plan permits deferrals of up to 90% of a participant’s base salary and annual bonuses.

•

Matching Contributions by LP.  In January 2015, the qualified 401(k) plan match increased to a maximum of 5% and matching contributions under the EDCP were increased to a maximum of 5% of contributions.

•

Supplemental Credit.  LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s profit sharing component of its 401(k) plan if limits imposed under the Internal Revenue Code did not apply. The Retirement Account Plan supplemental credit ceased after 2009.

•

Make-up Credit. LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s profit sharing component of its 401(k) plan had the participant not deferred compensation. The Retirement Account Plan make-up credit was discontinued effective January 1, 2010 as a component of LP’s discontinuation of its defined benefit plan.

•

Vesting. Participants are immediately vested in credits for their contributions and related earnings. Participants are vested in their rights to LP’s matching contributions and related earnings after two years of service to LP and are vested in their rights to supplemental and make-up credits and related earnings in accordance with the vesting schedule of the profit sharing component of the 401(k) plan. Participants will also become vested in LP’s matching contributions, supplemental credits, and make-up credits upon reaching age 65 or immediately upon death, disability, or a termination within 24 months following a change of control of LP.

•

Form of Payment.  If a participant’s employment with LP is terminated for any reason, the participant is entitled to receive his or her vested plan account balances, either in a lump sum or in the form of an annuity over a period of up to 15 years as designated by the participant, in accordance with the terms and conditions set forth in the plan. Participants may also receive distributions prior to termination in the event of emergencies or as otherwise specified in the plan.

•

Earnings on Account Balances.  Amounts credited to participants’ accounts are adjusted to reflect amounts of income, gain or loss as if the amounts held in such accounts had been invested in investment funds designated under the Deferred Compensation Plan and selected by the participants. The following table shows investment choices made by participants for the purpose of valuing their contribution credits in the Deferred Compensation Plan as of December 31, 2017 and annualized returns for each investment choice for 2017:

Fund	Performance
Boston Partners LG CP Val EQ	19.2%
DFA US Small Cap Inst	11.5%
MetWest Total Return Bond I	3.4%
MFS International Growth	33.0%
PIMCO Div Real Asset Collective Trust	3.8%
T. Rowe Price Balanced Fund	18.0%
T. Rowe Price Growth Stock Fund	33.6%
T. Rowe Price Mid-Cap Growth Fund	24.9%
T. Rowe Price Mid-Cap Value Fund	11.6%
T. Rowe Price Stable Value Fund	1.9%
Vanguard Inf Protected Sec	2.9%
Vanguard Institutional Index	21.8%
Vanguard Total International Stock Index	27.6%
Vanguard Ttl Bnd Mkt Ind ADM	3.6%

Potential Payments Upon Termination or Change of Control

LP has not entered into employment agreements with its NEOs, except for the Change of Control Employment Agreements described below. Therefore, its executive officers are not generally entitled to severance benefits upon termination of employment in the absence of a change of control. A description of payments and benefits to be provided to LP’s NEOs under various circumstances involving termination of employment and/or a change of control follows.

Payments and Benefits upon Termination Prior to Change of Control

Upon termination of an NEOs’ employment for any reason prior to a change of control of LP, he or she is entitled to receive amounts earned while employed, as follows:

•	Payment of base salary through the date of termination

•

Accrued vacation pay through the date of termination for LP’s named executive officers at December 31, 2017, was as follows: Mr. Southern, $72,115; Ms. Bailey, $47,043; Mr. Ringblom, $30,288; Mr. Sherman, $30,769; and Mr. Sims $34,892

•

Other benefits, to the extent vested, required to be paid under the terms of any other plan, program or arrangement maintained by LP, including, without limitation, retirement benefits payable under LP’s Retirement Account Plan and SERP, as described under “Pension Benefits for 2017, and benefits under the Deferred Compensation Plan, as described under “Nonqualified Deferred Compensation for 2017”

The amounts listed above are referred to as “accrued obligations.”

If an executive dies or if his or her employment is terminated due to disability, he or she will be paid his or her target award under the Cash Incentive Plan. Upon termination of employment due to death or disability, all equity-based awards will become fully vested under the Stock Award plan. Vesting of equity-based awards is not accelerated upon termination for any other reason in the absence of a change of control. Vesting of certain benefits under the SERP and the Deferred Compensation Plan is accelerated upon death or disability, as described under “Pension Benefits for 2017” and under “Nonqualified Deferred Compensation for 2017”.

The aggregate payments and benefits, in addition to accrued obligations due to the employee, that LP’s NEOs would have received, assuming termination upon death or disability on December 31, 2017, prior to the occurrence of a change of control, were as follows: Mr. Southern $4,010,257, Ms. Bailey $2,787,308, Mr. Ringblom, $963,454, Mr. Sherman $1,503,537, and Mr. Sims $1,490,734, representing the sum of the value on that date of restricted stock, incentive shares, performance shares, and SSARs subject to accelerated vesting and the executive’s target award for 2017 under the Cash Incentive Plan.

Change of Control Employment Agreements

The Change of Control Employment Agreements provide for compensation and benefits following a change of control of LP, including severance payments and benefits in the event the executive officer’s employment is terminated.

Term. The agreements will terminate two years after LP gives the executive written notice. If a change of control of LP occurs prior to that date, the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs. This three-year period is referred to as the “change of control period.”

Definition of Certain Terms.  Brief summaries of the definitions of certain terms used in the agreements are set forth below.

“Change of Control” means:

•	The acquisition by a person or group of beneficial ownership of 20% or more of LP’s outstanding Common Stock or voting securities, with certain exceptions;

•

A change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a majority of the then incumbent directors who had been similarly nominated);

•	Completion of a reorganization, merger, consolidation or sale of substantially all the assets of LP, with certain exceptions; or

•	Approval by LP’s stockholders of a complete liquidation or dissolution of LP.

“Cause” means one of the following actions, as determined by the vote of at least 75% of the directors:

•	The willful and continued failure of the executive to substantially perform his or her duties after delivery of a written demand for substantial performance; or

•	The willful engaging by the executive in illegal conduct or gross misconduct that materially harms LP.

“Good Reason” for purposes of an executive’s termination of his or her employment with LP means:

•	The executive’s position, authority, duties, or responsibilities are diminished;

•	Any failure by LP to comply with the compensation provisions of the agreement;

•	Transfer of the executive to a location more than 50 miles from the present location or a substantial increase in the amount the executive is required to travel;

•	Any purported termination by LP of the executive’s employment otherwise than as expressly permitted by the agreement; or

•	Any failure by LP to require the successor to assume and agree to perform the Change in Control Employment Agreement.

Payments and Benefits While Employed Following Change of Control

During the change of control period and for so long as a covered executive remains employed by LP (or its successor), he or she is entitled to:

•	Receive an annual base salary in an amount at least equal to 12 times the executives highest monthly base salary paid during the 12 months immediately preceding the month of the change of control;

•	Be paid an annual cash bonus in an amount at least equal to the executive’s target bonus for the year in which the change of control occurs; and

•

Participate in all incentive, savings and retirement plans, welfare benefit programs, personal benefits and paid vacation available to other peer executives on, generally, at least as favorable terms as those in place during the 120-day period immediately preceding the change of control.

In addition, all outstanding equity-based awards held by LP’s NEOs, including stock options, SSARs, restricted stock, and restricted stock units, will become vested or exercisable in full upon a change of control of LP.

The annual base salary levels and target bonuses for LP’s NEOs during 2017 are disclosed under “Executive Compensation—Compensation Discussion and Analysis.” Information regarding benefits provided to LP’s NEOs in addition to salary and cash incentive payments during 2017 appears in the Summary Compensation Table. If a change of control of LP had occurred on December 31, 2017, these salary and bonus levels and benefits would represent the minimum amounts that would have been payable to LP’s NEOs in each of 2017, 2018 and 2019, unless their employment was terminated during that three-year change of control period.

The aggregate benefits and payments, in addition to accrued obligations, that LP’s NEOs would have received assuming a change of control occurred on December 31, 2017, without termination of employment, were as follows: Mr. Southern $4,746,497, Ms. Bailey $3,550,719, Mr. Ringblom $1,250,455, Mr. Sherman $1,874,685, and Mr. Sims $1,867,939, each representing the sum of the value on that date of restricted stock, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2017 under the Cash Incentive Plan.

Payments and Benefits Upon Termination Following Change of Control.  The severance compensation and benefits payable under the Change of Control Employment Agreements upon the termination of an NEOs’ employment vary depending on the reason for termination, as described below.

Termination Without Good Reason or by LP for Cause.  If an NEO voluntarily terminates his or her employment other than for good reason, or LP terminates his or her employment for cause, during a change of control period, he or she will be entitled to payment or satisfaction by LP of all accrued obligations, but will not be entitled to any other severance or benefits.

Death or Disability.  If an NEO dies or his or her employment is terminated due to disability during a change of control period, the executive or his or her legal representative will be entitled to payment of all accrued obligations and a pro rata amount of the executive’s target bonus for the year in which the change of control occurs, based on the number of days in the year prior to death or termination. The aggregate payments and benefits, in addition to accrued obligations, that LP’s named executive officers would have received, assuming death or termination due to disability on December 31, 2016, during a change of control period, were as follows: Mr. Southern $8,566,472, Ms. Bailey $6,358,187, Mr. Ringblom $2,638,544, Mr. Sherman $3,249,647, and Mr. Sims $3,404,394, representing the sum of the value on that date of restricted stock, performance shares, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2017 under the Cash Incentive Plan. Assuming that the change of control and the termination due to death or disability occurred in the same year, these are the same amounts that an executive would receive upon a change of control without any termination, as described further under “Payments and Benefits While Employed Following Change of Control” above.

Termination for Good Reason or Other than for Cause, Death or Disability.  If, during a change of control period, an NEO’s employment with LP is terminated by LP (other than for cause, death or disability) or by the executive for good reason, he or she will be entitled to receive the following amounts in a lump-sum payment six months after termination:

•

Base salary through the date of termination (at a monthly rate at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of target bonus for the fiscal year in which the change of control occurred;

•	An amount equal to three times the sum of (x) annual base salary at such rate at the time of the change in control, plus (y) the target bonus amount;

•

The difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued under the Retirement Account Plan and the SERP if employment continued for an additional three years and the actual vested benefit, if any, under those plans (including any enhancement under the terms of the SERP triggered by the change of control) at the date of termination; and

•	Interest on the amounts described above from the date of termination through the payment date.

The Change of Control Employment Agreements also provide for reimbursement of fees for outplacement services, financial counseling, estate planning and for the continuation of health, disability and life insurance benefits for three years.

Acceleration of or increases to certain benefits under the terms of the SERP and the Deferred Compensation Plan that are triggered if an NEO is terminated following a change of control are described under “Pension Benefits for 2017-Supplemental Executive Retirement Plan” and “Nonqualified Deferred Compensation for 2017.”

Potential Pay-Outs to Current Named Executive Officers

The following table shows potential pay-outs under the Change of Control Employment Agreements and other LP benefit plans assuming that the employment of a current NEO was terminated following a change of control of LP, either by LP for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on the last business day of 2017.

Name	Lump Sum Cash Severance Payment(1)	Increase in Present Value of Accumulated Retirement Benefits(2)	Welfare Benefits(3)	Other Benefits(4)	Value of Unvested Shares(5)	Value of Unvested Performance Shares(6)	Value of Unvested Stock Options(7)	Total(8)
W. Bradley Southern	$5,175,000	$—	$59,877	$84,884	$1,855,453	$739,902	$651,356	$8,566,472
Sallie B. Bailey	$2,837,650	$827,684	$44,787	$84,884	$1,324,581	$560,126	$678,475	$6,358,187
Jason Ringblom	$1,764,000	$—	$58,377	$84,884	$299,627	$229,539	$202,117	$2,638,544
Neil Sherman	$1,792,000	$—	$60,993	$84,884	$755,474	$270,032	$286,264	$3,249,647
Michael J. Sims	$1,959,552	$—	$57,992	$84,884	$746,283	$263,362	$292,321	$3,404,394
(1)	Represents the executive’s target bonus under the Cash Incentive Plan for 2017 plus an additional payment equal to three times the annual base salary level and target bonus.

(2)	Includes (a) enhanced benefits under the terms of the SERP based on the inclusion of two additional years of credited service and the use of final compensation (2017 base salary plus the average of annual cash incentive bonuses paid in 2015, 2016, and 2017) and (b) benefits under the Change of Control Employment Agreements equal to the difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued under the Retirement Account Plan and the SERP if the executive’s employment continued for an additional three years and the actual vested benefit, if any, at the date of termination. Messrs. Southern, Sherman, Ringblom and Sims are not eligible for the SERP.

(3)	Represents the estimated cost of continuing health, disability and life insurance coverage and other welfare benefits to the executive and his or her family at the same level as in place at December 31, 2017, for a three-year period.

(4)	Includes executive perquisite allowance at the 2017, estimated annual cost for three years, outplacement services valued at $20,000, and estate planning services to which the executives are entitled valued at $3,500, if eligible in the next 3 years.

(5)	Represents the market value on December 31, 2017, of awards of restricted stock and incentive shares that were not vested on that date. See “Outstanding Equity Awards at December 31, 2017” for additional information.

(6)	Represents the market value on December 31, 2017, of awards of performance shares to the extent the corporate performance measures will be attained at the target level.

(7)	Represents the value of in-the-money stock options or SSARs that had not vested on December 31, 2017, based on the difference between the closing sale price of the Common Stock on the NYSE on that date, $26.26 per share, and the per share exercise price. See “Outstanding Equity Awards at December 31, 2017” for additional information.

(8)	Mr. Stevens is not included in the above table as he did not have any retirement payments other than the bonus and SERP payment discussed in the tables above.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2017, regarding shares of Common Stock that may be issued under LP’s existing equity compensation plans and arrangements, all of which have been approved by LP’s stockholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, and other rights.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders(1)	3,262,022	$14.76	2,857,703
Equity compensation plans or arrangements not approved by stockholders	—	N/A	—

Total	3,262,022		2,857,703

(1)	Equity compensation plans under which awards are currently outstanding and that were approved by LP’s stockholders include the Stock Award Plan, 1997 Incentive Stock Award Plan, the 1992 Non-Employee Director Stock Option Plan, and the 2000 Non-Employee Director Restricted Stock Plan (the “Restricted Stock Plan”). The number of shares shown in column (a) as shares subject to outstanding awards include 851,244 shares subject to awards of restricted shares, restricted stock units (including incentive shares) and performance shares outstanding on December 31, 2017. See “Outstanding Equity Awards at December 31, 2017 ” and “Directors’ Compensation for 2017” for additional information regarding the vesting of outstanding incentive and restricted share awards. The Stock Award Plan also authorizes the grant of restricted stock awards with such terms and conditions as the Compensation Committee deems appropriate, including provisions that such awards will be forfeited upon termination of a participant’s employment for specified reasons within a specified period of time or upon other conditions set forth in the award agreement.

CEO Pay Ratio

For the 2017 fiscal year, the ratio of the annual total compensation of W. Bradley Southern, our CEO (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than our CEO (“Median Annual Compensation”) was 65 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was October 1, 2017 (the “Determination Date”).

As discussed in the Compensation and Analysis, both Mr. Southern and Mr. Stevens served as our Chief Executive Officer during 2017. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Southern under “2017 Summary Compensation Table” for 2017, plus personal benefits and compensation under benefit plans annualized based on Mr. Southern’s period of service during 2017 and reasonable estimates regarding the composition of Mr. Southern’s compensation that would have been applicable if Mr. Southern would have been CEO for the entire 2017.

For purposes of this disclosure, Median Annual Compensation was $63,566, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2017 in accordance with Item 402(c)(2)(x) of Regulation S-K plus personal benefits and compensation under benefit plans otherwise not reportable under this Item. We did not make any cost-of-living adjustments in identifying the Median Employee.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 4,639 employees (other than the CEO), representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. Of our 4,639 total employees, approximately 496 (or 11%) are employed in Chile and approximately 215 (less than 5%) are employed in Brazil. We have chosen to exclude all 215 Brazilian employees in determining our Median Employee, as permitted under the de minimis exemption to Item 402(u) of Regulation S-K. We used our number of total employees (4,639) in making our de minimis calculation.

We then measured compensation for the period beginning on January 1, 2017 and ending on September 30, 2017 for 4,424 employees (after the permitted exclusions noted above). This compensation measurement was calculated by totaling, for each employee, salary as shown in our payroll records for the first nine months. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we did not annualize the total compensation for such individuals.

DIRECTORS’ COMPENSATION

The following table summarizes compensation paid to outside directors for services during 2017.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
E. Gary Cook(3)(4)(6)	$259,500	$120,000	$379,500
Tracy A. Embree	$79,500	$120,000	$199,500
Lizanne C. Gottung(4)	$84,500	$120,000	$204,500
Ozey K. Horton, Jr.	$79,500	$120,000	$199,500
Kurt M. Landgraf(4)	$92,000	$120,000	$212,000
Dustan E. McCoy(4)	$89,500	$120,000	$209,500
Daniel K. Frierson(4)(5)	$34,750	$—	$34,750
Colin D. Watson(4)(5)	$42,760	$—	$42,760
John W. Weaver(4)(5)	$34,750	$—	$34,750

(1)	In February 2017, the Nominating Committee reviewed compensation paid to non-employee directors and made recommendations for adjustments to the full Board. The recommended adjustments were approved and went into effect after the 2017 Annual Shareholders Meeting. After which time, each director not an employee of the Company or any of its subsidiaries, received an annual cash retainer of $80,000. The Chairman of the Audit Committee and the Chairman of the Compensation Committee each receives an additional annual retainer of $15,000. The Chairman of Nominating and the Environmental, Quality Compliance Committee each receive received an additional annual cash retainer of $10,000 except the Chairman of the Board, who receives an annual cash retainer of $175,000 for his service. This additional annual retainer recognizes the additional time commitment for this role compared to other non-employee directors, which includes: (i) managing meetings of the Board of Directors, leading the work to set the agenda for Board meetings, leading the Board’s annual chief executive officer performance review, and representing the Board at the annual shareholders meeting, (ii) meeting with the Company’s shareholders, (iii) acting as an adviser to management on strategic aspects of the chief executive officer role with regular consultations on major developments and decisions that are likely to be of interest to the Board, and (iv) when requested, interacting with external audiences.

For Board activities prior to the 2017 Annual Shareholder Meeting, each director who was not an employee of the Company or any of its subsidiaries, also received $1,750 for attending the first quarter Board meeting and $1,500 for each Committee meeting, including telephone conferences, held in the first quarter. Those serving as Committee chairs received a Committee Chair additional fee of $5,000 each.

(2)	The amounts shown reflect the fair value as of the date of grant with respect to awards of restricted stock units under LP’s 2013 Omnibus Plan. The plan provides for annual grants of restricted stock units payable in shares of Common Stock with a market value on the grant date of $120,000 (which equals the grant date fair value of such awards), or such lower amount as the Nominating Committee determines, to each non-employee director of LP. The shares vest in full on the earliest to occur of one year following the grant date, upon the director’s death, disability or retirement (as defined), or a change of control of LP. If the director ceases to be a director before the restrictions lapse, the shares are forfeited. At December 31, 2017, each of LP’s outside directors held restricted stock units of 5,113 shares which vest on May 12, 2018. Prior to the 2017 Annual Shareholders meeting, the 2013 Omnibus Plan provided for annual grant of restricted stock units payable in shares of Common Stock with market value on the grant date of $80,000.

(3)	The board determined to provide the Chairman $15,000 per year allowance to pay for the maintenance of an office for LP work starting in 2016.

(4)	The Directors were awarded Phantom Stock in lieu of Restricted Stock or Restricted Stock Units in 2012 that had a 5-year vesting period. In 2017, the Phantom Shares vested and the Directors received $99,904.

(5)	Director retired in May 2017. Prior to retirement, the Director attended the February 2017 board meeting.

(6)	At the February 2018 Board Meeting, the Board of Directors approved an increase to Mr. Cook’s annual retainer to $225,000.

RELATED PERSON TRANSACTIONS

LP has adopted a policy requiring review by the Board of potential conflicts of interest, including transactions between LP and certain related persons. A written copy of the policy is available on LP’s website at www.lpcorp.com by clicking on “Investor Relations,” then “Corporate Governance”, then “Code of Business Conduct & Ethics.”

Under the policy, a conflict of interest means any situation in which the personal interests of an employee, officer, or director are potentially in conflict with the interests of LP. The policy applies to all transactions between LP and business entities affiliated with LP’s officers and directors.

The policy requires potential conflicts of interest involving a member of the Board or LP’s Chief Executive Officer to be reviewed by the full Board. The policy requires potential conflicts of interest involving an executive officer (other than the Chief Executive Officer) to be reviewed by the Board and the Chief Executive Officer. Upon review of the conflict of interest, the Board or Chief Executive Officer, as applicable, is required to determine whether the transaction or relationship may proceed. Both disclosure of the potential conflict by the interested party and the results of any review by the Board or Chief Executive Officer are required to be communicated in writing. Approval of any transaction or relationship may be conditioned on implementation of safeguards, controls, or limitations on the individual’s involvement in the transaction or relationship. Ongoing conflicts are reviewed under the policy annually.

In addition, the Audit Committee’s charter provides that it will, on an annual basis and at such other times as may be requested by the Board, review completed and proposed transactions between LP and any current or former director or executive officer of LP (including transactions involving family members or affiliates of directors or executive officers). The purpose of the Audit Committee’s review is to help the Board determine if directors are independent, identify potential conflicts of interest, and identify related person transactions required to be disclosed in LP’s proxy materials under applicable SEC disclosure requirements. In 2017, the Audit Committee and the full Board determined that there were no related person transactions that affect the independence of any of LP’s outside directors or that require disclosure in this proxy statement.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders of LP in 2019, and who wishes to have the proposal included in LP’s proxy materials for that meeting, must deliver the proposal to the Corporate Secretary of LP no later than November 20, 2018. Any such proposal must meet the informational and other requirements set forth in the SEC’s rules and regulations and our Bylaws in order to be eligible for inclusion in the proxy materials for that meeting.

LP’s Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record who has delivered written notice thereof to the Chairman by the deadline specified in the bylaws. In the case of next year’s annual meeting, this notice must be received by LP no earlier than January 4, 2019 and no later than February 3, 2019. Such notice must meet the informational and other requirements set forth in our Bylaws in order to be eligible to be brought before an annual meeting. The meeting chairman may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

GENERAL

The cost of soliciting proxies will be borne by LP. In addition to the solicitation of proxies by the use of the mail, some of the officers and regular employees of LP, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, or e-mail.

LP will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material.

LOUISIANA-PACIFIC CORPORATION ATTN: TERESA FROGGE 414 UNION STREET SUITE 2000 NASHVILLE, TN 37219 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY 0000364095_1 R1.0.1.17 “I Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Class III Directors Nominees For Against Abstain 1a. Ozey K. Horton, Jr. 1b. W. Bradley Southern The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2018. 3. Advisory vote to approve named executive officer compensation. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name appears hereon. If signing trust or corporation, title or capacity should be stated. If held jointly, each holder should sign. for an estate, shares are NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3. If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

Annual Meeting of Stockholders LOUISIANA-PACIFIC CORPORATION MAY 4, 2018 The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 7:30 AM on May 4, 2018, at Louisiana-Pacific Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee. Your voted proxy card should be detached and returned as soon as possible in the enclosed postage-paid envelope. Timothy Mann, Jr. EVP, General Counsel and Corporate Secretary Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com . LOUISIANA-PACIFIC CORPORATION Proxy Solicited on Behalf of the Board of Directors for Annual Meeting May 4, 2018 The undersigned hereby constitutes and appoints E. Gary Cook and Kurt Landgraf, each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation (“LP”), which the undersigned may be entitled to vote at the Annual Meeting of LP Stockholders to be held May 4, 2018, or at any adjournment thereof. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. By signing on the reverse, you acknowledge receipt of the 2018 Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and revoke all proxies heretofore given by you to vote at said meeting or any adjournment thereof. 0000364095_2 R1.0.1.17 Address change/comments: (If you noted any address changes and/or comments above, please mark corresponding box on the reverse side) Continued and to be signed on reverse side